FILED PURSUANT TO RULE 424(B)(5)
                               FILE NO. 333-120179

                                   PROSPECTUS

                             NIGHTHAWK SYSTEMS, INC.
                     OFFERING UP TO 52,864,500 COMMON SHARES

This prospectus relates to the resale of up to 2,614,500 shares of our common stock pursuant to a Special Warrant sale to individual accredited investors, the resale of up to 48,250,000 shares of our common stock by Dutchess Private Equities Fund, II, LP pursuant to a Debenture Agreement, a warrant and an Investment Agreement, and the resale of up to 2,000,000 shares of our common stock by U.S. Euro Securities, Inc. pursuant to the Investment Agreement. We have received cash proceeds from the sale of the Special Warrants and the issuance of the convertible debentures under the Debenture Agreement with Dutchess, and expect to receive cash proceeds from any "puts" pursuant to the Investment Agreement we have entered into with Dutchess. All costs associated with this registration will be borne by us.

Dutchess, First Associates and U.S. Euro Securities are "underwriters" within the meaning of the Securities Act of 1933, as amended, in connection with the resale of our common stock under the Investment Agreements. In connection with the Debenture Agreement, U.S. Euro Securities received a cash commission of 5% and 100,000 shares of our restricted common stock. In connection with the Investment Agreement, U.S. Euro Securities will receive a cash commission of 5% of cash provided under the agreement and 2,000,000 shares of common stock, which are being registered under this prospectus. In connection with the Special Warrants, First Associates received a cash commission of 8%, or $18,592, of the gross proceeds from the sale of the Special Warrants and 12.5% of the amount of Special Warrants sold for a total number of Special Warrants for First Associates of 145,250.

The shares of common stock are being offered for sale by the selling stockholders at prices established on the Over-the-Counter Bulletin Board or in negotiated transactions during the term of this offering. Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol NIHK.OB. On May 24, 2006, the last reported closing sale price of our common stock was $0.06 per share.
                 THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK.
     YOU SHOULD PURCHASE SECURITIES ONLY IF YOU CAN AFFORD A COMPLETE LOSS.

                     SEE "RISK FACTORS" BEGINNING ON PAGE 6.

You should rely only on the information provided in this prospectus or any supplement to this prospectus and information incorporated by reference. We have not authorized anyone else to provide you with different information. Neither the delivery of this prospectus nor any distribution of the shares of common stock pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus.

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. It is a criminal offense to make any representation to the contrary.

                The  date  of  this  prospectus  is  May  25,  2006.

                         TABLE  OF  CONTENTS

PROSPECTUS  SUMMARY                                                           1
RISK  FACTORS                                                                 4
USE  OF  PROCEEDS                                                             7
DETERMINATION  OF  OFFERING  PRICE                                            8
DILUTION                                                                      8
SELLING  SECURITY  HOLDERS                                                    8
PLAN  OF  DISTRIBUTION                                                        9
LEGAL  PROCEEDINGS                                                           10
DIRECTORS,  EXECUTIVE  OFFICERS,  PROMOTERS  AND  CONTROL  PERSONS           11
SECURITY  OWNERSHIP  OF  CERTAIN  BENEFICIAL  OWNERS  AND  MANAGEMENT        11
INTEREST  OF  NAMED  EXPERTS  AND  COUNSEL                                   13
CAUTIONARY  STATEMENT  CONCERNING  FORWARD-LOOKING  STATEMENTS               13
DESCRIPTION  OF  BUSINESS                                                    14
MANAGEMENT'S  DISCUSSION  AND  ANALYSIS  OR  PLAN  OF  OPERATION             17
DESCRIPTION  OF  PROPERTY                                                    23
CERTAIN  RELATIONSHIPS  AND  RELATED  TRANSACTIONS                           24
MARKET  FOR  COMMON  EQUITY  AND  RELATED  STOCKHOLDER  MATTERS              24
EXECUTIVE  COMPENSATION
FINANCIAL  STATEMENTS                                               F-1  -  F-25

<PAGE?

PROSPECTUS  SUMMARY
The following information is a summary of the prospectus and it does not contain all of the information you should consider before making an investment decision. You should read the entire prospectus carefully, including the financial statements and the notes relating to the financial statements.

OUR  COMPANY
We design and manufacture intelligent remote monitoring and power control products that are easy to use, inexpensive and can remotely control virtually any device from any location. Our products save consumers and businesses time, effort and expense by eliminating the need for a person to be present when and where an action needs to be taken. Currently, most commercial control applications utilize telephone lines, which tether the system to a single location and have associated installation and monthly charges. Our wireless products eliminate installation costs and monthly charges for telephone lines. This wireless application also allows businesses and consumers to remotely control unmanned or remote locations that may operate on traditional electrical power, or solar or battery generated power. By utilizing existing wireless technology, we give our users the flexibility to move their application from place to place, without re-engineering their network.
Active applications for our intelligent products include, but are not limited to:

-  Rebooting  unmanned  computer  stations;
-  Remote  switching  of  residential  power;
-  Managing  power  on  an  electrical  grid;
-  Activation/deactivation  of  alarm  and  warning  devices;
-  Displaying  or  changing  a  digital  or  printed  message  or warning signs;
-  Turning  pumps  on  or  off;  and
-  Turn  on  heating  or  cooling  equipment.

Our proprietary, wireless products are easily integrated into third-party products, systems and processes. They allow for intelligent control by interpreting instructions sent via paging and satellite media, and executing the instructions by 'switching' the electrical current that powers the device, system or process. Our intelligent products can be activated individually or in pre-defined groups for specified time periods with a simple click of a mouse or by dialing a telephone number.

We are a publicly traded company, which trades on the Over-the-Counter bulletin Board of the National Quotation Service under the ticker symbol "NIHK.OB"

HOW  TO  CONTACT  US
Our executive offices are located at 10715 Gulfdale, Suite 200, San Antonio, Texas 78216. Our phone number is 210-341-4811. Our manufacturing facility is located at 8300 East Pacific Place, Suite 204, Denver, Colorado 80231. Our website address is www.nighthawksystems.com. Information contained on our website does not constitute part of this report and our website address should not be used as a hyperlink to our website.

SALES  BY  OUR  SELLING  STOCKHOLDERS
This prospectus relates to the resale of up to 2,614,500 shares of our common stock pursuant to a Special Warrant sale to individual accredited investors, the resale of up to 48,250,000 shares of our common stock by Dutchess pursuant to a Debenture Agreement, a warrant and an Investment Agreement, and the resale of up to 2,000,000 shares of our common stock by U.S. Euro Securities pursuant to the Investment Agreement.

The table below sets forth the shares that we are registering pursuant to the Registration Statement to which this prospectus is a part:

Stockholder                                         Number  of  Shares
---------------------------------------------       ------------------

Dutchess  Private  Equities  Fund  II,  LP          48,250,000  shares  (1)
U.S.  Euro  Securities                               2,000,000  shares
Christopher  Vorberg                                 1,100,000  shares
Rod  Saville                                           600,000  shares
Douglas  Hunter                                        500,000  shares
Fraser  Hindson                                        124,000  shares
First  Associates                                      290,500  shares  (2)

Total  common  stock  being  registered             52,864,500  shares

(1) For the purpose of determining the number of shares subject to registration with the Securities and Exchange Commission, we have assumed that we will issue not more than 40,000,000 shares pursuant to the exercise of our put right under the Investment Agreement, although the number of shares that we will actually issue pursuant to that put right may be more than or less than 40,000,000, depending on the trading price of our common stock. We currently have no intent to exercise the put right in a manner that would result in our issuance of more than 40,000,000 shares, but if we were to exercise the put right in that manner, we would be required to file a subsequent registration statement with the Securities and Exchange Commission and for that registration statement to be deemed effective prior to the issuance of any such additional shares. Under our Debenture Agreement with Dutchess, we are also required to register for resale four times the number of shares (2,000,000) that the $250,000 in convertible debentures would be convertible into based upon the conversion price when we signed the Debenture Agreement of $0.125 per share. Therefore, we are registering 8,000,000 shares of our common stock for resale in connection with the future conversion of the convertible debentures with Dutchess. We are also registering 250,000 shares of our common stock pursuant to a warrant issued to Dutchess which gives them the right to purchase 250,000 shares of our common stock for $0.125 per share for a period of five years.

(2) Our Special Warrant offering included an option for First Associates to purchase an additional 12.5%, or 145,250, of the total number of Special Warrants sold. Each Special Warrant is convertible into one share of our common stock and one common stock purchase warrant to purchase a share of our common stock for $0.30 per share. We sold 1,162,000 Special Warrants and First Associates has not exercised its right to purchase any Special Warrants.

THE  OFFERING

Common  stock  offered              52,864,500  shares

Use  of  proceeds                   We  will not  receive  any proceeds from the
                                    sale  by  the  selling  stockholders  of our
                                    common  stock.  We expect  to  receive  cash
                                    proceeds   from   any  "puts"  pursuant  to
                                    the  Investment  Agreement  we have  entered
                                    into  with   Dutchess.   The  proceeds  from
                                    our  exercise of  the put  right pursuant to
                                    the  Investment   Agreement   will  be  used
                                    for working capital and general corporate expenses, expansion of internal operations, and potential acquisition costs. See "Use of Proceeds."

Symbol  for  our  common  stock     Our  common  stock  trades  on  the
                                    OTCBB  Market  under  the  symbol  "NIHK.OB"

                         OUR  CAPITAL  STRUCTURE  AND  SHARES  ELIGIBLE  FOR  FUTURE  SALE
Shares of common stock outstanding as of November 18, 2004                                      30,622,518(1)

Shares of common stock potentially issuable upon
exercise of the put right to Dutchess Private Equities Fund II                                   40,000,000

Shares of common stock issuable upon conversion of Convertible Debentures                         8,000,000
by Dutchess Private Equities Fund II

Shares of common stock issuable upon exercise of a warrant
By Dutchess Private Equities Fund II                                                                250,000

Shares of common stock issuable upon exercise of Special Warrants                                 2,614,500
                                                                                                 ----------

Total                                                                                            81,487,018
(1)  Assumes  no:

 -Exercise  of  vested  options  to  purchase  1,280,534  shares of common stock outstanding  as of November 18, 2004 under  the Nighthawk  Systems, Inc.  2003
  Stock Option  Plan.


 - Conversion of $150,000 convertible note into 750,000 shares as of November
   18, 2004.


- Exercise of outstanding vested warrants to purchase common stock at November 18, 2004, as follows:


Holder             Shares of Common Stock  Exercise Price  Expiration  Date
-----------------  ----------------------  --------------  ---------------
Private  Placement                  75,000             .20       11/05/2004
-----------------  ----------------------  --------------  ---------------
Private  Placement                 150,000             .20       11/06/2004
-----------------  ----------------------  --------------  ---------------
Private  Placement               2,857,143             .07       03/31/2005
-----------------  ----------------------  --------------  ---------------
Private  Placement                 150,000             .25       04/01/2005
-----------------  ----------------------  --------------  ---------------
Private  Placement                  25,000             .25       06/06/2005
-----------------  ----------------------  --------------  ---------------
Private  Placement                 300,000             .25       11/07/2005
-----------------  ----------------------  --------------  ---------------
Private  Placement                 600,000             .25       12/01/2005
-----------------  ----------------------  --------------  ---------------
Private  Placement                 333,333             .25       01/16/2006
-----------------  ----------------------  --------------  ---------------
Private  Placement                  40,000             .25       01/18/2006
-----------------  ----------------------  --------------  ---------------
Private  Placement                 100,000             .25       01/19/2006
-----------------  ----------------------  --------------  ---------------
Private  Placement                  40,000             .25       01/22/2006
-----------------  ----------------------  --------------  ---------------
Private  Placement                  60,000             .25       02/18/2006
-----------------  ----------------------  --------------  ---------------
Private  Placement                 200,000             .25       02/23/2006
-----------------  ----------------------  --------------  ---------------
Private  Placement                  55,000             .25       03/04/2006
-----------------  ----------------------  --------------  ---------------
Private  Placement                  30,000             .25       03/25/2006
-----------------  ----------------------  --------------  ---------------
Note  Conversion                   375,000             .25       06/30/2006
-----------------  ----------------------  --------------  ---------------
Note  Conversion                   739,423             .25       08/23/2006
-----------------  ----------------------  --------------  ---------------
Total                           6,129,899
-----------------  ----------------------

THE  SPECIAL  WARRANT  OFFERING
We completed our Special Warrant Offering on June 30, 2004. This prospectus relates to the resale of up to 2,614,500 shares of our common stock by selling shareholders who may acquire the shares pursuant to the sale of Common Stock Units. Under the terms of those sales, we sold Special Warrants for $0.20. Each Special Warrant is convertible into a single share of our common stock and a purchase warrant entitling the holder to purchase an additional share of our common stock for $0.30. The Special Warrants may be exercised at any time before the expiration date, which is defined as the earlier of:

(a)  five  business  days  following  the  date  on which we receive the last of
(i) the SEC declares this registration statement effective, and (ii) the final prospectus is filed with the SEC and
(b)  August  10,  2005

THE  DEBENTURE  OFFERING
This prospectus also relates to the resale of up to 8,250,000 shares of our common stock by Dutchess, who will become a stockholder pursuant to our Debenture Agreement. Under the Debenture Agreement, Dutchess paid us $250,000. Dutchess also received a common stock purchase warrant entitling them to purchase up to 250,000 shares of common stock at a price of $0.125 per share. The warrant expires on August 10, 2009.

We will pay an 8%annual coupon on the unpaid principal amount of the debentures. Prior to the SEC declaring the registration statement effective for the shares underlying the debentures, we will make mandatory prepaid payments, in advance, on the coupon in the amount of one-twelfth of the annual payment, per month, pursuant to each tranche. These coupon payments began on August 15th, 2004, and all subsequent coupon payments are due on the fifteenth calendar day of each month thereafter.

When the SEC has declared the Registration Statement effective, we must pay the coupon at the time of each conversion until the principal amount hereof is paid in full or has been converted into shares of our registered common stock. The interest paid in common stock, shall be delivered to Dutchess, or per Dutchess' instructions, within three business days of the date of conversion. The debentures are subject to automatic conversion at the end of three years from the date of issuance at which time all debentures outstanding will be automatically converted.

THE  INVESTMENT  AGREEMENT
This prospectus also relates to the resale of up to 40,000,000 shares of our common stock by Dutchess, who will become a stockholder pursuant to our Investment Agreement. Under the Investment Agreement, we are allowed to "put" to Dutchess up to $10,000,000. We shall not be entitled to submit a put notice until after the previous put has been completed. The purchase price for the common stock identified in the put notice shall be equal to 95% of the lowest closing best bid price of the common stock during the five consecutive trading day period immediately following the date of our notice to them of our election to put shares.

As part of the Investment Agreement with Dutchess, we paid a commission to U.S. Euro Securities, of 2,000,000 shares of our common stock. These shares are also being registered under this prospectus.

We can only put shares to Dutchess under the Investment Agreement when we meet the following conditions:

- A registration statement has been declared effective and remains effective for the resale of the common stock subject to the Equity Line of Credit;

- Our common stock has not been suspended from trading for a period of five consecutive trading days and we have not have been notified of any pending or threatened proceeding or other action to delist or suspend our common stock;

- We have complied with our obligations under the Investment Agreement and the Registration Rights Agreement;

- No injunction has been issued and remains in force, or action commenced by a governmental authority which has not been stayed or abandoned, prohibiting the purchase or the issuance of our common stock; or

- The issuance of the common stock will not violate any shareholder approval requirements of any exchange or market where our securities are traded. The Investment Agreement will terminate when any of the following events occur:

- Dutchess Private Equities Fund has purchased an aggregate of $10,000,000 of our common stock; or

-    36 months  after  the  SEC  declares this registration statement effective.

                                  RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors, other information included in this prospectus and information in our periodic reports filed with the SEC. If any of the following risks actually occur, our business, financial condition or results of operations could be materially and adversely affected, and you may lose some or all of your investment.

                          RISKS RELATED TO OUR BUSINESS

WE HAVE A HISTORY OF LOSSES SINCE INCEPTION AND IF WE CONTINUE TO INCUR LOSSES, THE PRICE OF OUR SHARES CAN BE EXPECTED TO FALL.

We expect to continue to incur losses in the foreseeable future as we expend substantial resources on sales, marketing and research and development of our products. From the effective date of our reverse merger in February 2002 up to the end of the second quarter of fiscal year 2005, we have incurred losses. If we continue to incur losses, the price of our shares can be expected to fall. We may continue to incur substantial and continuing net losses beyond the next six months. We may never generate substantial revenues or reach profitability.

OUR INDEPENDENT ACCOUNTANTS HAVE ISSUED A GOING CONCERN OPINION AND IF WE CANNOT OBTAIN ADDITIONAL FINANCING, WE MAY HAVE TO CURTAIL OPERATIONS AND MAY ULTIMATELY CEASE TO EXIST.

Our auditors, GHP Horwath, PC, included an explanatory paragraph in their Report of Independent Registered Public Accounting Firm on our December 31, 2004 consolidated financial statements indicating that there is substantial doubt about our ability to continue as a going concern. We will require additional funds in the future, and any independent auditors report on our future financial statements may include a similar explanatory paragraph if we are unable to raise sufficient funds or generate sufficient cash from operations to cover the cost of our operations. The existence of the explanatory paragraph may adversely affect our relationship with prospective customers, suppliers and potential investors, and therefore could have a material adverse effect on our business, financial condition and results of operations.

OUR  CONTINUED  EXISTENCE  IS  DEPENDENT  UPON  OUR  ABILITY TO RAISE ADDITIONAL
CAPITAL,  WHICH  MAY  NOT  BE  READILY  AVAILABLE.

There is currently limited experience upon which to assume that our business will prove financially profitable or generate more than nominal revenues. From inception, we have generated funds primarily through the sale of securities. We may not be able to continue to sell additional securities. We expect to raise funds in the future through sales of our debt or equity securities until a time, if ever, that we are able to operate profitably. We may not be able to obtain funds in this manner or on terms that are beneficial to us. Our inability to obtain needed funding can be expected to have a material adverse effect on our operations and our ability to achieve profitability. If we fail to generate increased revenues or fail to sell additional securities you may lose all or a substantial portion of your investment.

WE DEPEND ON CERTAIN CUSTOMERS AND IF WE LOSE ONE OF OUR SIGNIFICANT CUSTOMERS, OUR REVENUES MAY SUBSTANTIALLY DECREASE AND OUR BUSINESS MAY FAIL.

During 2004, three customers accounted for approximately 26%, 20% and 12% of sales, respectively. During 2003, two customers accounted for approximately 47% and 31% of sales, respectively. The same customers represented the largest percentage of sales in both 2004 and 2003. If either of these two customers stop generating orders for us altogether, and we are unable to obtain comparable orders from other customers, our revenues would decrease and our business could fail.

OUR DEPENDENCE ON PROPRIETARY TECHNOLOGY AND A LIMITED ABILITY TO PROTECT OUR INTELLECTUAL PROPERTY MAY ADVERSELY AFFECT OUR ABILITY TO COMPETE IN THE MARKET.

We currently have two patent applications pending. We plan to file additional patent applications for future products or services, although we may not do so, or they might not be approved. Our success is dependent in part on our ability to obtain and maintain patent protection for our products, maintain trade secret protections and operate without infringing the patent or proprietary rights of others. A successful challenge to our ownership of our technology could materially damage our business prospects. Our patent pending applications may not be granted to us. We may not be able to develop additional products that are patentable. Any patents issued to us may not provide us with any commercial advantage. Any of our products may infringe on the patent rights of others. If any of our products are found to infringe on any other patents, we may not be able to obtain licenses to continue and manufacture and license these products or we may have to pay damages as a result of an infringement. Even if our patent applications are approved, the commercial application of the product may not result in any profits to us.

WE DEPEND ON KEY PERSONNEL AND OUR BUSINESS COULD BE ADVERSELY AFFECTED IF THEY WERE TO DEPART.

Our success depends to a significant degree upon the continued contributions of our key management, marketing, service and related product development and operational personnel. Our business requires a highly skilled management team. The technical nature of our products requires an engineer proficient in the provision of wireless systems and controlling electrical switches. Additionally, we require a person with the understanding of the potential applications for our products to a multitude of industries ranging from the electric utility industry to the information technology industry. Two employees, Eric Berg and Myron Anduri, are particularly valuable to us because they possess specialized knowledge about our company and operations and both have specialized skills for our operations making them very difficult to replace. Doug Saathoff currently serves as our Chief Executive Officer, and has experience in raising capital for small cap companies and providing financial oversight that is vital to our ongoing success. We do not currently have employment agreements with Messrs. Anduri, Berg and Saathoff that prohibit them from competing with us upon termination of their employment. Our business may not be successful if, for any reason, any of these officers ceased to be active in our management.

THE LIMITED PUBLIC MARKET FOR OUR SHARES MAY MAKE IT DIFFICULT TO TRANSFER OUR SHARES.

Although our stock is traded on the over-the-counter bulletin board, there is limited trading in our stock and thus no established market for our securities. Holders of our stock may find it difficult to trade their shares until a time that there is a more established market for our securities.

WE DO NOT ANTICIPATE DECLARING ANY DIVIDENDS IN THE FORESEEABLE FUTURE AND MAY NEVER DO SO.

We anticipate that, following the completion of this offering and for the foreseeable future, earnings, if any, will be retained for the development of our business and will not be distributed to shareholders as cash dividends. The declaration and payment of cash dividends, if any, by us at some future time will depend upon our results of operations, financial condition, cash requirements, future prospects, limitations imposed by credit agreements or senior securities and any other factors deemed relevant by our Board of Directors.

                          RISKS RELATED TO OUR INDUSTRY

WELL-FUNDED COMPETITORS COULD ENTER THE MARKET WITH SIMILAR PRODUCTS AND, IF WE CAN NOT EFFECTIVELY COMPETE, OUR BUSINESS MAY FAIL.

To our knowledge, we are the only company to develop and market an easy to use "plug and play" intelligent wireless remote control device. While we have extensive knowledge of utilizing a paging network to provide remote control services, we are not the only company with this knowledge. If another company enters the market, we may have to lower our prices to compete which could adversely affect our revenues. We may also have to increase our costs to differentiate our products. Even if we lower our prices or differentiate our products, we may not be able to compete effectively. If we can not compete effectively, our business may fail.

IF THE COSTS OF CELLULAR SERVICE DECREASE, WE MAY HAVE TO ADAPT OUR PRODUCTS FOR CELLULAR TECHNOLOGY WHICH WOULD INCREASE OUR COSTS AND ADVERSELY AFFECT OUR GROSS PROFITS.

While paging is a very low cost telecommunications medium that enjoys extensive geographic coverage both in the United States and abroad, cellular service now has vast geographic reach as well. Moreover, while the costs of using cellular service for remote control currently are significantly higher than paging, cellular costs may eventually come down to an affordable price for remote control. In this case, to remain competitive, we would have to expend resources to adapt our products for cellular technology, or develop or acquire a cellular product of our own.

WE ARE DEPENDENT UPON THIRD-PARTY SUPPLIERS FOR PAGING AND SATELLITE SERVICES AND MAY BE UNABLE TO FIND ALTERNATIVE SUPPLIERS.

We rely on other companies to supply key components of our network infrastructure, including paging carriers and satellite providers, both of which are critical to our ability to provide remote control services to our customers. We have only a few long-term agreements governing the supply of many of paging services and are dependent upon a third party for several of the other paging services that serve our customers. Additionally, we have only one contract with a satellite carrier. If we were unable to continue to obtain these services, at a commercially reasonable cost, it would adversely affect our business, financial condition and results of operations.

IF OUR PRODUCTS FAIL TO GAIN WIDESPREAD MARKET ACCEPTANCE, OUR ABILITY TO GENERATE SUFFICIENT REVENUES OR PROFIT MARGINS WILL BE LIMITED.

There may not be sufficient demand for our products to enable us to become profitable. We do not know whether any of our products will be sold in sufficient numbers to provide enough revenues to cover operating expenses. In addition, if the electric utility industry develops alternative conservation or load control devices, it could have an adverse effect on our sales.

                         RISKS RELATED TO THIS OFFERING

OUR STOCK PRICE IS VOLATILE AND YOU MAY NOT BE ABLE TO SELL YOUR SHARES FOR HIGHER THAN WHAT YOU PAID.

Our common stock is quoted on the "OTC - Bulletin Board Service" under the symbol "NIHK.OB." The market price of our common stock has been and is likely to continue to be highly volatile and subject to wide fluctuations due to various factors, many of which may be beyond our control, including: annual variations in operating results; announcements of technological innovations or new software, services or products by us or our competitors; and changes in financial estimates and recommendations by securities analysts. In addition, there have been large price and volume fluctuations in the stock market, which have affected the market prices of securities of many technology and services companies, often unrelated to the operating performance of these companies. These broad market fluctuations, as well as general economic and political conditions, may adversely affect the market price of our common stock. In the past, volatility in the market price of a company's securities has often led to securities class action litigation. This litigation could result in substantial costs and diversion of our attention and resources, which could have a material adverse effect on our business, financial condition and operating results.

EXISTING STOCKHOLDERS MAY EXPERIENCE SIGNIFICANT DILUTION FROM THE SALE OF SECURITIES PURSUANT TO OUR INVESTMENT AGREEMENT WITH DUTCHESS.

The sale of shares pursuant to our Investment Agreement with Dutchess may have a dilutive impact on our stockholders. As a result, our net income per share could decrease in future periods and the market price of our common stock could decline. In addition, the lower our stock price is at the time we exercise our put option, the more shares we will have to issue to Dutchess to draw down on the full equity line with Dutchess. If our stock price decreases, then our existing stockholders would experience greater dilution. At a stock price of $0.12 or less, we would have to issue all 40,000,000 shares registered under this offering in order to draw down on the full equity line.

DUTCHESS WILL PAY LESS THAN THE THEN-PREVAILING MARKET PRICE OF OUR COMMON STOCK WHICH COULD CAUSE THE PRICE OF OUR COMMON STOCK TO DECLINE.

Our common stock to be issued under our agreement with Dutchess will be purchased at a 5% discount to the lowest closing best bid price during the five days immediately following our notice to Dutchess of our election to exercise our put right. Dutchess has a financial incentive to sell our common stock immediately upon receiving the shares to realize the profit between the discounted price and the market price. If Dutchess sells our shares, the price of our stock could decrease. If our stock price decreases, Dutchess may have a further incentive to sell the shares of our common stock that it holds. The discounted sales under our agreement with Dutchess could cause the price of our common stock to decline.

WE WILL NEED TO RAISE ADDITIONAL FUNDING AND IF WE ISSUE SUBSTANTIAL AMOUNTS OF COMMON STOCK, CURRENT STOCKHOLDERS MAY EXPERIENCE DILUTION AND OUR STOCK PRICE MAY DECREASE.

We will need to raise additional funding to implement our business plan. As a result, we may issue substantial amounts of common or preferred stock. Sales of substantial amounts of common stock could have a material dilutive effect on shareholders. Additionally, it may be necessary to offer warrants or other securities to obtain strategic relationships or to raise additional capital. All of these issuances will dilute the holdings of existing shareholders thereby reducing the holder's percentage ownership and possibly lowering the price of our common stock.

WE MUST COMPLY WITH PENNY STOCK REGULATIONS THAT COULD EFFECT THE LIQUIDITY AND PRICE OF OUR STOCK.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks." Penny stocks generally are equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on NASDAQ, provided that current price and volume information with respect to transactions in these securities is provided by the exchange or system. Prior to a transaction in a penny stock, a broker-dealer is required to:

-    deliver  a  standardized  risk  disclosure  document  prepared  by the SEC;
- provide the customer with current bid and offer quotations for the penny stock;
- explain the compensation of the broker-dealer and its salesperson in the transaction;
- provide monthly account statements showing the market value of each penny stock held in the customer's account;
- make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's executed acknowledgement of the same; and
-    provide  a  written  agreement  to  the  transaction.

These requirements may have the effect of reducing the level of trading activity in the secondary market for our stock. Because our shares are subject to the penny stock rules, you may find it more difficult to sell your shares.

                                 USE OF PROCEEDS

Up to 2,614,500 shares of common stock covered by this prospectus will be sold by selling shareholders, who will receive the shares pursuant to the conversion of Special Warrants and the exercise of the underlying common stock purchase warrants. The selling shareholders will receive all of the proceeds from such sales. We received $232,400 from the sale of 1,162,000 Special Warrants, and paid $43,625 in related expenses. First Associates received a warrant to purchase 145,250 Special Warrants in return for sponsoring the placement of the Special Warrants. We will receive the proceeds from the exercise price of the warrant by First Associates and from the exercise of any of the common stock purchase warrants, if they are exercised. The warrants can be exercised for $0.30 per share of common stock and expire two years from their date of issuance. If First Associates converts their warrant, and all of the common stock purchase warrants are exercised, we will receive $421,225 in gross cash proceeds. We do not know if we will receive any proceeds from the warrant issued to First Associates in the near future, nor do we expect to receive proceeds from the exercise of the common stock purchase warrants at $0.30 in the near future because, as of November 18, 2004, the closing price of our stock was $0.125.

Up to 8,000,000 shares of common stock covered by this prospectus will be sold by Dutchess, who will receive all of the proceeds from such sales. We received $250,000 in proceeds from the sale of convertible debentures.

Up to 250,000 shares of common stock covered by this prospectus will be sold by Dutchess, who will receive the shares pursuant to the exercise of warrants issued by us along with the convertible debentures. Dutchess will receive all of the proceeds from such sales. We will receive the proceeds from the exercise of the warrants. The warrants can be exercised for $0.125 per share of common stock and expire on August 10, 2009. If all of the warrants are exercised, we will receive $31,250 in proceeds.

Up to 40,000,000 shares of common stock covered by this prospectus will be sold by Dutchess, who will receive all of the proceeds from such sales. However, we could receive up to $10,000,000 in proceeds from the sale of our common shares pursuant to our Investment Agreement with Dutchess.

For illustrative purposes, we have set forth below our intended use of proceeds for the range of net proceeds received or expected to be received subsequent to June 30, 2004. The gross proceeds shown below consist of $31,250 from the Dutchess warrants, and a range of proceeds from the Investment Agreement. The gross proceeds shown below do not include proceeds from the issuance of any additional Special Warrants at $0.20 or from the exercise of the common stock warrants underlying the Special Warrants at $0.30, because those prices are well above our recent closing stock prices. Estimated expenses of the Offering include a 5% commission on the proceeds from the Debenture Agreement and the Investment Agreement.

                                                 Proceed if 100%   Proceeds if 50%   Proceeds if 25%   Proceeds if 10%
                                                 of Investment     of Investment     of Investment     of Investment
                                                 Agreement         Agreement         Agreement         Agreement
                                      Priority   Sold              Sold              Sold              Sold

 Gross Proceeds                                       $10,031,250        $5,031,250        $2,531,250        $1,031,250
 Estimated expenses of the Offering                       525,000           275,000           150,000            75,000
                                                 ----------------  ----------------  ----------------  ----------------
Net proceeds                                           $9,506,250        $4,756,250        $2,381,250          $956,250
                                                 ================  ================  ================  ================


Working capital and general
corporate expenses                      1st            $3,000,000        $2,500,000        $2,000,000          $900,000
Expansion of internal operations        2nd            $2,000,000        $1,000,000          $381,250           $56,250
Potential acquisition costs(1)          3rd            $4,506,250        $1,256,250                $-                $-
                                                 ----------------  ----------------  ----------------  ----------------
                                                       $9,506,250        $4,756,250        $2,381,250          $956,250
                                                 ================  ================  ================  ================

(1) From time to time we evaluate opportunities to make acquisitions of assets or businesses that we believe would help us achieve our goal of profitability, but we are not currently planning any material acquisitions.

Proceeds of the offering which are not immediately required for the purposes described above will be invested in United States government securities, short-term certificates of deposit, money market funds and other high-grade, short-term interest-bearing investments.

                         DETERMINATION OF OFFERING PRICE

The selling stockholders may sell shares in any manner at the current market price or through negotiated transactions with any person at any price.

                                    DILUTION

Our net tangible book value as of June 30, 2004 was ($1,001,870), or ($0.04) per share of common stock. Net tangible book value per share is determined by dividing our tangible book value (total tangible assets less total liabilities) by the number of outstanding shares of our common stock. Net tangible book value as of June 30, 2004 is calculated by subtracting our net intangible asset of $8,658 from net total book value (total assets less total liabilities) of ($993,212). Since this offering is being made solely by the selling stockholders and none of the proceeds will be paid to us, our net tangible book value will be unaffected by this offering. Our net tangible book value, however, will be impacted by the common stock to be issued to Dutchess Private Equities Fund II under the Debenture Agreement and Investment Agreement, and to any additional purchasers of Special Warrants and their underlying common stock purchase warrants. The amount of dilution resulting from share issuances to Dutchess will be determined by our stock price at or near the time of the conversion of the debentures by Dutchess or the put of shares to Dutchess by us. The amount of dilution resulting from share issuances to purchasers of Special Warrants will depend on how many additional Special Warrants are sold by us and how many of the underlying common stock purchase warrants are exercised. The following example shows the dilution to new investors assuming i) no additional sales of Special Warrants and no exercises of the underlying common stock purchase warrants; ii) The conversion of all $250,000 convertible debentures at $0.09 which is based on our closing bid price of $0.12 on October 29, 2004; iii) the exercise of 250,000 warrants at $0.125 issued with the convertible debentures, and iv) the issuance of 100%, 50%, 25% and 10% of the 40,000,000 shares of common stock to Dutchess Private Equities Fund at an assumed offering price of $0.13 per share which is based on the closing price of our common stock on October 29, 2004 of $0.14 adjusted for the 5% discount at which we will issue shares under our agreement with Dutchess Private Equities Fund. The discount is defined as 95% of the lowest closing bid price of our common stock during the five consecutive trading day period immediately following our notice to Dutchess Private Equities Fund of our election to exercise our put rights.

Using the above assumptions, less $25,000 of offering expenses and 5% cash commission, our pro forma net tangible book value as of June 30, 2004 would have been as follows:

Pro Forma Effects of Dilution from Offering:
Assumed percentage of shares issued                             100%         50%          25%        10%
Number of shares issued (in millions)                           40           20           10          4
Assumed public offering price per share                        $0.13        $0.13        $0.13       $0.13
Stock discount recognized as interest expense                  $363,333     $223,333     $153,333    $111,333
Net tangible book value per share before this offering        ($0.04)      ($0.04)      ($0.04)     ($0.04)
Net tangible book value after this offering                    $3,932,547   $1,545,548   $352,049   ($364,050)
Net tangible book value per share after this offering          $0.06        $0.03        $0.01      ($0.01)
Dilution of net tangible book value per share to new investors $0.12        $0.11        $0.11       $0.9
Increase in net tangible book value per share to existing
shareholders                                                   $0.10        $0.07        $0.05       $0.03

You should be aware that there is an inverse relationship between our stock price and the number of shares to be issued under the Debenture Agreement and the Investment Agreement to Dutchess. That is, as our stock price declines, we would be required to issue a greater number of shares under the Debenture Agreement for a conversion and under the Investment Agreement for a given advance. This inverse relationship is demonstrated by the table below, which shows the number of shares to be issued under the Debenture Agreement at a price of $0.09 per share and the Investment Agreement at a price of $0.13 per share, and 25%, 50% and 75% discounts to those prices.

% discount                0%           25%             50%             75%
Offering price(1)        $0.13        $0.10           $0.07           $0.03
Conversion price(2)      $0.09        $0.07           $0.05           $0.02
No of shares(3)           10,769,231   14,358,974      21,538,462      43,076,923
No of shares(4)           2,777,778    3,703,704       5,555,556       11,111,111
Total outstanding(5)      40,080,697   44,596,366      53,627,705      80,721,722
% outstanding(6)          34%          41%             51%             67%

(1)  Represents  sales  price  under  Investment  Agreement.

(2)  Represents  conversion  price  under  Debenture  Agreement.

(3) Represents the number of shares of common stock to be issued at the prices set forth in the table to generate $1.4 million in gross proceeds under the Investment Agreement.

(4) Represents the number of shares of common stock to be issued at the prices set forth in the table upon conversion of $250,000 in convertible debentures.

(5) Represents the total number of shares of common stock outstanding after the issuance of the shares from (3) and (4) above, assuming no issuance of any other shares of common stock.

(6) Represents the shares of common stock to be issued as a percentage of the total number shares of common stock outstanding (assuming no exercise or conversion of any options, warrants or other convertible securities).

                            SELLING SECURITY HOLDERS

Based upon information available to us as of November 18, 2004, the following table sets forth the names of the selling stockholders, the number of shares owned, the number of shares registered by this prospectus and the number and percent of outstanding shares that the selling stockholders will own after the sale of the registered shares, assuming all of the shares are sold. The information provided in the table and discussions below has been obtained from the selling stockholders. The selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which they provided the information regarding the shares beneficially owned, all or a portion of the shares of common stock beneficially owned in transactions exempt from the registration requirements of the Securities Act of 1933. As used in this prospectus, "selling stockholder" includes donees, pledgees, transferees or other successors-in-interest selling shares received from the named selling stockholders as a gift, pledge, distribution or other non-sale related transfer.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the Commission under the Securities Exchange Act of 1934. Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to the shares, subject to community property laws where applicable.

                                                                                                                       Percentage
                                                                                                                         Owned
                    Ownership Before Offering         Shares Being Offered        Shares after the Offering (1)        After the
                                                                                                                      Offering(2)
                  ----------------------------       -----------------------     -----------------------------       --------------
Dutchess Private Equities
Fund II, LP  (3)                            0                       48,250,000                              0                    0%
312 Stuart St., Third Floor
Boston, MA 02116

U.S. Euro Securities                2,100,000                        2,000,000                        100,000                     *
330 Washington Blvd,, Ste 706
Marina del Rey, CA 90292 (5)

Christopher Vorberg                 1,420,000                      1,100,000(4)                       320,082                    1%
7671 Abercrombie Drive,
Richmond, British Columbia, Canada

Rod Saville                           600,000                        600,000(4)                             0                    0%
7987 Wentworth Drive SW,
Calgary, Alberta, Canada

Douglas Hunter                        544,000                        500,000(4)                        44,000                     *
1420 Joliet, Ave., SW,
Calgary, Alberta, Canada

Fraser Hindson                        179,000                        124,000(4)                        55,000                     *
5099 Topaz Place,
Richmond, British Columbia, Canada

First Associates                            0                        290,500(4)                             0                     0
Suite 500, Bentall Five,
550 Burrard St.
Vancouver, BC V6C 2B5 (6)


* Less than 1%
(1)The numbers assume that the selling stockholder have sold all of the shares offered hereby prior to completion of this offering.
(2)Based  on  30,622,518  shares  outstanding  as  of  November  18,  2004.
(3)Michael   Novielli   and   Douglas  Leighton  are  the  Managing  Members  of
   Dutchess Capital Management, LLC, which is the General Partner of Dutchess Private Equities Fund II, LP.
(4)Shares that may be acquired pursuant to our Special Warrant offering. Our Special Warrant offering resulted in the issuance of 1,162,000 Special Warrants to accredited investors, and an option to First Associates
   Allowing them to purchase an additional 12.5 percent, or 145,250, of the Total number of Special Warrants sold. Each Special Warrant is convertible into one share of our common stock and one common stock purchase warrant to purchase a share of our common stock for $0.30 per share. The number of shares reflects the underlying shares for both the Special Warrant and the purchase warrant.
(5)The principals of U.S. Euro Securities are Michael R. Fugler, Chairman, and Ray Dowd, President.
(6)The principals of First Associates are William Packham, Chairman and Chief Executive Officer, and Stuart R. Raftus, President and Chief Operating Officer.


                              PLAN OF DISTRIBUTION

The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling stockholders may sell the shares from time to time:

- in transactions on the Over-the-Counter Bulletin Board or on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which our common stock may be listed or quoted at the time of sale; or

- in private transactions and transactions otherwise than on these exchanges or systems or in the over-the-counter market;

-    at prices  related  to  prevailing  market  prices,  or

-    in negotiated  transactions,  or

-    in a combination  of  these  methods  of  sale;  or

-    any other  method  permitted  by  law.

The selling stockholders may be deemed underwriters. The selling stockholders may effect these transactions by offering and selling the shares directly to or through securities broker-dealers, and these broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of the shares for whom these broker-dealers may act as agent or to whom the selling stockholders may sell as principal, or both, which compensation as to a particular broker-dealer might be in excess of customary commissions.

Dutchess Private Equities Fund, II, First Associates and U.S. Euro Securities and any broker-dealers who act in connection with the sale of our shares will be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, concessions or commissions received by them and profit on any resale of the shares as principal will be deemed to be underwriting discounts, concessions and commissions under the Securities Act.

On or prior to the effectiveness of the registration statement to which this prospectus is a part, we will advise the selling stockholders that they and any securities broker-dealers or others who may be deemed to be statutory underwriters will be governed by the prospectus delivery requirements under the Securities Act. Under applicable rules and regulations under the Securities Exchange Act, any person engaged in a distribution of any of the shares may not simultaneously engage in market activities with respect to the common stock for the applicable period under Regulation M prior to the commencement of this distribution. In addition and without limiting the foregoing, the selling security owners will be governed by the applicable provisions of the Securities and Exchange Act, and the rules and regulations thereunder, including without limitation Rules 10b-5 and Regulation M, which provisions may limit the timing of purchases and sales of any of the shares by the selling stockholders. All of the foregoing may affect the marketability of our securities.

On or prior to the effectiveness of the registration statement to which this prospectus is a part, we will advise the selling stockholders that the anti-manipulation rules under the Securities Exchange Act may apply to sales of shares in the market and to the activities of the selling security owners and any of their affiliates. We have informed the selling stockholders that they may not:
-  engage  in  any  stabilization activity in connection with any of the shares;
-  bid  for  or  purchase any of the shares or any rights to acquire the shares,
- attempt to induce any person to purchase any of the shares or rights to acquire the shares other than as permitted under the Securities Exchange Act; or
- effect any sale or distribution of the shares until after the prospectus shall have been appropriately amended or supplemented, if required, to describe the terms of the sale or distribution.

We have informed the selling stockholders that they must affect all sales of shares in broker's transactions, through broker-dealers acting as agents, in transactions directly with market makers, or in privately negotiated transactions where no broker or other third party, other than the purchaser, is involved.

The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act. Any commissions paid or any discounts or concessions allowed to any broker-dealers, and any profits received on the resale of shares, may be deemed to be underwriting discounts and commissions under the Securities Act if the broker-dealers purchase shares as principal.

In the absence of the registration statement to which this prospectus is a part, certain of the selling stockholders would be able to sell their shares only pursuant to the limitations of Rule 144 promulgated under the Securities Act. We engaged U.S. Euro Securities as our placement agent with respect to the securities to be issued under the Equity Line of Credit. To our knowledge U.S. Euro Securities has no affiliation or business relationship with Dutchess Private Equities Fund II. U.S. Euro Securities is our exclusive placement agent in connection with the Investment Agreement. We agreed to pay U.S. Euro Securities 5% of the Put Amount on each draw. The Placement Agent agreement terminates when our Investment Agreement with Dutchess Private Equities Fund II terminates pursuant to the terms of that Investment Agreement.

We engaged First Associates as the underwriter with respect to the Special Warrants. To our knowledge, First Associates has no affiliation with Dutchess Private Equities Fund, II. First Associates received a cash commission of 8%, or $18,592, of the gross proceeds from the sale of the Special Warrants and 12.5% of the amount of Special Warrants sold for a total number of Special Warrants for First Associates of 145,250.

                                LEGAL PROCEEDINGS

In May 2003, the Company was sued by a former Board member, Charles McCarthy, seeking recovery for the value of 350,000 shares, or $209,500, and $120,000 due his law firm under a retainer agreement between the Company and his firm. McCarthy had previously signed a settlement agreement with the Company in which he agreed to cancel all potential claims against the Company and its directors in return for 150,000 unregistered shares trading at a value of $0.60 or higher. In October 2004 we reached an agreement with him to settle the case for $55,000. Under the Settlement Agreement and Release, we made a cash payment to McCarthy of $10,000 during October 2004, a cash payment of $15,000 in January 2005 and the remaining balance was settled in the October of 2005.

The Company, along with the current officers and board members and several former directors, were sued by Lawrence Brady, a former director of the Company, and his son Mark Brady, who served for a period of time as Chief Financial Officer, for, among other things, breach of contract for unlawful termination and failure to provide stock allegedly promised. The alleged breaches and other claims all stem from their service as director of the Company and Chief Financial Officer, respectively, for part of 2001 and part of 2002. The Company denied the allegations. Further, The Company counter-sued the Bradys for non -performance and breach of fiduciary duties. Pursuant to a court order, dated June 23, 2005, the judge terminated the Brady's lawsuit, dismissing it, outright. In July of 2005, in an effort to bar the Bradys from raising these issues in the future, the Company engaged in a mutual release of all claims and issued a total of 250,000 shares of unregistered stock and $10,000 to Lawrence Brady, Mark Brady and their counsel.

Certain claims and lawsuits have arisen against the Company in its normal course of business. The Company believes that such claims and lawsuits have not had, and will not have, a material adverse effect on the Company's financial position, cash flow or results of operations.

     DIRECTORS, EXECUTIVE OFFICERS, SIGNFICANT EMPLOYEES AND CONTROL PERSONS

The  following  persons  are  executive  officers  and directors of the Company:

H.  DOUGLAS  SAATHOFF,  43  -  CHIEF  EXECUTIVE OFFICER, CHIEF FINANCIAL OFFICER

H. Douglas "Doug" Saathoff, CPA, joined the Company as its full-time Chief Financial Officer on January 1, 2003 after serving in that capacity on a part-time consulting basis beginning in October 2002. On March 26, 2003, he was promoted to the position of Chief Executive Officer. Prior to joining the Company, he served as Chief Financial Officer for ATSI Communications, Inc.
(AMEX: AI), from June 1994 through July 2002 and as a Board Member of ATSI's publicly traded subsidiary, GlobalSCAPE, Inc. (GSCP.OB) from April 1997 through June 2002. During his tenure at ATSI, he was directly responsible for establishing and monitoring all accounting, financial, internal reporting and external reporting functions, and had primary responsibility for fundraising efforts. ATSI raised over $60 million in debt and equity financing from both individuals and institutions during Doug's tenure, and moved from the Canadian OTC market to the U.S. OTC market and eventually to a listing on the American Stock Exchange in February 2000. ATSI grew from San Antonio-based start-up with 11 employees to an international operation with in excess of 500 employees and operations in the U.S., Mexico, Costa Rica, Guatemala and El Salvador with annual revenues in excess of $60 million. He was instrumental in the acquisition of subsidiaries and customer bases, as well as the divestiture of GlobalSCAPE in June 2002. Prior to joining ATSI, Doug served as the Accounting Manager, Controller and Financial Reporting Manager for U.S. Long Distance Corp. from
1990 to 1993. While at USLD he was responsible for supervising all daily accounting functions, developing internal and external financial reporting of budgeted and actual information, and for preparing financial statements for shareholders, lending institutions and the Securities and Exchange Commission. Doug also served as Senior Staff Accountant for Arthur Andersen & Co. where he planned, supervised and implemented audits for clients in a variety of industries, including telecommunications, oil & gas and financial services. Doug graduated from Texas A&M University with a Bachelor of Business Administration degree in Accounting.

MYRON  ANDURI,  49  -  PRESIDENT

Mr. Anduri joined the Company in January 2000 and was promoted to President in December 2003 from his previous position as Vice President of Sales. From 1999 to 2000 he was Vice President-New Business Development for Kyocera Solar Inc. of Scottsdale, Arizona. While with Kyocera, he worked to develop new market areas for the company's solar power products. From 1997 to 1999 he served as Vice President- Telecommunications Division, a $21 million international unit, where he managed all sales and engineering efforts. From 1993-1997 Mr. Anduri was Senior Vice President-Marketing and Sales for Photocomm Inc. a Nasdaq-traded company based in Scottsdale Arizona, which was ultimately acquired by Kyocera in 1997. He also served as Vice President-Industrial Division of Photocomm from 1989-1993 and was the Rocky Mountain Regional Manager from 1987-89. Mr. Anduri holds a BA in Economics from Colorado State University.

MAX  POLINSKY,  47  -  CHAIRMAN  OF  THE  BOARD

Mr. Polinsky was elected a member of the Board in April 2002 and is a member of our audit committee. He is a director and principal of Venbanc, Inc., an investment and merchant bank located in Winnipeg, Manitoba Canada that he founded with a partner in 1994. Venbanc specializes in the structuring and financing of start-up companies and provides follow-up financial and management advisory assistance. It has successfully funded and taken public several companies in Canada and the United States in the past ten years. Prior to this Mr. Polinsky was the general manager of City Machinery Ltd., a nationwide power transmission parts distributor with offices across Canada. He began his career as a stockbroker at Canarim Investment Corp. (now Canaccord Capital) in 1982. Mr. Polinsky graduated with honors from the University of Manitoba with a degree in Business Administration, Finance Major.

PATRICK  A.  GORMAN,  40  -  BOARD  MEMBER

Mr. Gorman was elected a member of the Board in April 2002, and is a member of the compensation committee. He is the managing director of Gorman and Associates, Inc., a strategic consulting firm for corporate and government affairs. Since its inception, the company has been dedicated to being the preeminent business development firm for companies seeking to do business with the Fortune 500 as well as the advisory firm of choice in understanding the federal government in Washington, D.C. Mr. Gorman's focus at Gorman and Associates, Inc. includes law and the legislative process, communications, government relations, and operations. Over the last 10 years, he has advised corporations, NGOs, non-profits, and individuals on issues pertaining to criminal law, the environment, telecommunications, international trade, fund raising, community development, media relations, and alternative dispute resolution. Mr. Gorman is a member of the Advisory Board of New Media Strategies, Inc., an Internet service provider focused on public relations, communications, and viral marketing. Mr. Gorman is also a Board member of the Echo Hill Campership Fund, a local non-profit whose mission is to send the neediest, very low-income, inner-city youths to camp on the Chesapeake Bay. Mr. Gorman is admitted to practice law in Maryland and the District of Columbia and has successfully appeared at the administrative, district, circuit, and appellate court levels.
On November 26, 2003, each member of the Board of Directors was elected for a one-year term or until their successor shall have been elected and qualified.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   BENEFICIAL OWNERS OF MORE THAN 5% OF NIGHTHAWK SYSTEMS, INC. COMMON STOCK
TITLE OF CLASS     NAME AND ADDRESS OF BENEFICIAL OWNER     AMOUNT AND NATURE OF
                                                            BENEFICIAL OWNERSHIP     PERCENT OF CLASS

Common stock       Steven Jacobson                             4,005,317(a)(b)             7.9%
                   6600  E  Hampden  Ave
                   3rd  Floor
                   Denver,  CO  80224

Common stock       Myron Anduri                                3,208,149   (c)             6.5%
                   P.O.  Box  1051
                   Fairplay,  CO  80440

NOTES:

(a) Based on historical information and the fact that no Section 16 filings were completed by Mr. Jacobson during 2005, although Company management has reason to believe that Mr. Jacobson sold shares during 2005. Includes 300,000 shares under options which are vested or vest within 60 days, and 1,875,317 shares held under in an irrevocable voting agreement with Myron Anduri which was executed on September 8, 2003 and which will survive for a period of five years from that date. See Note (d) below.

(b) Based on historical information and the fact that no Section 16 filings were completed by Mr. Jacobson during 2005, although Company management has reason to believe that Mr. Jacobson sold shares during 2005. Includes 550,000 shares held in a trust that expires on 6/11/06 for Aaron Guth and 550,000 shares held in a trust that expires on 3/31/09 for Adam Guth. Steve Jacobson acts as trustee for both trusts, and has all rights afforded any shareholder, including voting rights, until the trusts expire.

(c) Includes 431,416 shares and 250,000 under warrants and options, respectively, which are exercisable within 60 days. Also includes 1,875,317 shares held under an irrevocable voting agreement with Steve Jacobson which was executed on September 8, 2003 and which will survive for a period of five years from that date. Pursuant to this agreement, Mr. Anduri has the right to vote the proxy of said shares on all matters submitted to a vote of the shareholders with the single exception of votes on any proposal to change fifty one percent (51%) or more of the ownership of the Company. Mr. Anduri receives no economic benefits from the shares subject to this Voting Agreement.

                        SECURITY OWNERSHIP OF MANAGEMENT
TITLE OF CLASS     NAME AND ADDRESS OF BENEFICIAL OWNER     AMOUNT AND NATURE OF
                                                            BENEFICIAL OWNERSHIP     PERCENT OF CLASS

Common stock     Max Polinsky                                     925,000  (a)              2.0%
                 138  Portage  Ave.  East,  Ste. 406
                 Winnipeg,  Manitoba  R2COA1

Common stock     Patrick Gorman                                   675,000  (b)              1.4%
                 1666  K  Street  NW,  Ste  500
                 Washington,  D.C.  20006

Common stock     H. Douglas Saathoff                              948,324  (c)              2.0%
                 25106  Callaway
                 San  Antonio,  Tx  78258

Common stock     Myron Anduri                                   3,208,149  (d)              6.5%
                 PO  Box  1051
                 Fairplay,  CO  80440

Common stock     Directors and officers as a group              5,756,473                  10.8%

NOTES:
(a) Includes 200,000 shares that are owned by Venbanc, Inc., of which Mr. Polinsky is a partner, and 575,000 shares under options exercisable within 60 days.
(b)  Includes  575,000  shares  under  options  exercisable  within  60  days.
(a)  Includes  500,000  shares  under  options  exercisable  within  60  days.
(d) Includes 431,416 shares and 250,000 under warrants and options, respectively, which are exercisable within 60 days. Also includes 1,875,317 shares held under an irrevocable voting agreement with Steve Jacobson which was executed on September 8, 2003 and which will survive for a period of five years from that date. Pursuant to this agreement, Mr. Anduri has the right to vote the proxy of said shares on all matters submitted to a vote of the shareholders with the single exception of votes on any proposal to change fifty one percent (51%) or more of the ownership of the Company. Mr. Anduri receives no economic benefits from the shares subject to this Voting Agreement. Based on historical information and the fact that no Section 16 filings were completed by Mr. Jacobson during 2005, although Company management has reason to believe that Mr. Jacobson sold shares during 2005.

                           DESCRIPTION OF COMMON STOCK

Our Certificate of Incorporation authorizes us to issue 50,000,000 shares of common stock, par value $.001 per share. The number of shares of common stock issued and outstanding on November 18, 2004 was 30,622,518 shares. We do not have enough authorized shares to issue all of the shares on this registration statement. We intend to hold a special meeting for the purpose of increasing our authorized shares.

VOTING RIGHTS. The holders of shares of common stock are entitled to one vote, either in person or by proxy, per share on each matter submitted to a vote of stockholders. At each election of Directors, every stockholder entitled to vote in such election shall have the right to vote in person or by proxy the number of shares owned by him or it for as many persons as there are directors to be elected and for whose election he or it has the right to vote, but the shareholder shall have no right to accumulate his or its votes with regard to such election. Holders of Common Stock have no preemptive or other rights to subscribe for shares.

DIVIDEND POLICY. All shares of common stock are entitled to receive when, as and if declared by our Board of Directors, out of the funds legally available thereof, the dividends payable in cash, common stock, or otherwise.

                      INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel within the meaning of those terms under Item 509 of Regulation S-B will receive a direct or indirect interest in our company or was a promoter, underwriter, voting trustee, director, officer, or employee. No expert has any contingent based agreement with us or any other interest in or connection to us.

                  INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated balance sheet as of December 31, 2005 and the related consolidated statements of operations, stockholders' deficit and cash flows for each of the years in the two-year period ended December 31, 2005 included in this Prospectus, have been audited by GHP Horwath, P.C., independent registered public accounting firm, as stated in their report appearing herein.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

Article X of our Amended and Restated Articles of Incorporation and Bylaws state every person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or a person of whom he is the legal representative is or was a director or officer of the corporation or is or was serving at the request of the corporation or for its benefit as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the General Corporation Law of the State of Nevada from time to time against all expenses, liability and loss (including attorneys' fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. The expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person. Such right of indemnification shall not be exclusive of any other right which such directors, officers or representatives may have or hereafter acquire and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of stockholders, provision of law or otherwise, as well as their rights under this Article.

The Board of Directors may cause the corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the corporation would have the power to indemnify such person.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons in accordance with the provisions contained in our Certificate of Incorporation and By-laws, Nevada law or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and we will follow the court's determination.

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. We generally use words such as "believe," "may," "could," "will," "intend," "expect," "anticipate," "plan," and similar expressions to identify forward-looking statements, including statements regarding our expansion plans. You should not place undue reliance on these forward-looking statements. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons, including the risks described in our "Risk Factor" section and elsewhere in this report. Although we believe the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and our future results, levels of activity, performance or achievements may not meet these expectations. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. We do not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in our expectations, except as required by law.

                             DESCRIPTION OF BUSINESS

GENERAL

Nighthawk Systems, Inc. ("Nighthawk" or "the Company") designs and manufactures intelligent remote power control products that are easy to use, inexpensive and can remotely control virtually any device from any location. Utilizing our proprietary Nighthawk control board, we have designed a series of 'plug and play' devices for certain common customer applications that are ready to use upon purchase, so they are easily installed by anyone, regardless of technical ability, and are also easily integrated into third-party products, systems and processes. They allow for intelligent control by interpreting instructions sent via paging and satellite media, and execution of the instructions by 'switching' the electrical current that powers the device, system or process. Our intelligent products can be activated individually, in pre-defined groups, or en masse, and for specified time periods with a simple click of a mouse or by dialing a telephone number.

Our products have been uniquely designed and programmed to be simple and ready to use upon purchase by anyone, almost anywhere, at affordable prices. As such, it is the Company's goal to have its products become commonplace, accepted and used by businesses and consumers alike in their daily routines. If our 'plug and play' devices do not fit a desired application, the Nighthawk control board can be customized to fit into or alongside other devices that need to be controlled. We save consumers and businesses time, effort and expense by eliminating the need for a person to be present when and where an action needs to be taken. By utilizing existing wireless technology, we give our users the flexibility to move their application from place to place, without re-engineering their network. Currently, most commercial control applications utilize telephone or Internet connections, which tether the system to a single location and have associated installation and monthly charges. Our products make companies more profitable by eliminating installation costs and monthly charges for telephone or Internet connections, and allow control of unmanned or remote locations that operate on traditional electrical power, solar or battery generated power. Effective February 1, 2002, the Company acquired 100% of the issued and outstanding shares of Peregrine Control Technologies, Inc. ("PCT") in exchange for 14,731,200 post reverse split shares of the Company's common stock. In conjunction with the acquisition and the change in focus of the Company's business, the Company changed its name to Peregrine, Inc. on January 10, 2002 and later to Nighthawk Systems, Inc. on April 29, 2002. Prior to the acquisition of PCT, the Company had conducted a reverse split of its shares on a 1:100 basis, and had 4,600,256 shares outstanding. The acquisition was recorded as a reverse acquisition, with PCT being the accounting survivor.

PCT was originally incorporated as a Colorado company in 1992, and operated as a family-owned business specializing in paging repair. Through knowledge gained in the operation of the business, the Company began developing a specialized circuit board that could receive paging signals and switch electrical power. In its simplest form, the technology gave the user the ability to turn devices "on" or "off" from or to remote sites. Through limited marketing, the Company was able to solve specific control problems for both large and small companies through customization of the original circuit board.

As  of  the  date  of  this  report,  the  Company has nine full time employees.

MISSION  STATEMENT

To become the premier provider of intelligent, wireless remote power control products and services that allow businesses and consumers to save time and money through more efficient management of resources.

THE  MARKETPLACE

The controls industry is characterized by companies that sell remote asset management and tracking systems and related products. It is the Company's belief that there is almost no limit to the size of the remote control market; the application of remote control is limited only by one's imagination. Companies both large and small are seeking ways to save money and lower the risk of liability by replacing processes that require human intervention with processes that can be controlled remotely without on-site human intervention. Today, the remote control of physical assets and processes is performed primarily through the use of telephone and Internet based systems. However, these connections are expensive, requiring high monthly fees, and more importantly, they restrict the remote control to the availability of the physical connection between the person operating the remote control and the asset to be controlled. In contrast, Nighthawk's products are wireless and can therefore be operated from any location, without our device being connected to a telephone line or Internet connection. This means that the asset does not have to be tethered to a fixed location in order to be accessed. Moreover, Nighthawk's products are designed to work with a variety of wireless media including paging and satellite-based systems. Almost any device that runs off of an electrical current, whether battery, solar or line generated, can be controlled by a Nighthawk device. The Company has identified primary markets (Utilities, Emergency Management and IT/Telecommunications), as well as secondary markets (Irrigation, Outdoor Advertising, Oil/Gas and Security) for its products.

TECHNOLOGY  AND  PRODUCTS

Nighthawk products have been in service for over seven years. The Company's installed customer base includes major electric utilities, internet service providers and fire departments in over 40 states. Customers using Nighthawk products today include the Naval Air Warfare Center - Weapons Division, Mercury Online Solutions, PECO Energy, Denver Fire Department, and Internet America. The primary distinguishing feature of all Nighthawk products that is not shared by its competitors across the various markets is its proprietary firmware and software, which together provide the intelligence for our solutions. The
Company's products are shipped ready for use and are pre-programmed before shipment to the customer.

Nighthawk's plug and play products, and the applications they are typically utilized for, are as follows:

Utilities

CEO700:  Remote  power  connect/disconnect  of  customers  by electric utilities

PT1-LC:  Load  control  programs  utilized  by  electric  utilities

Emergency  Management

FAS8: Firehouse automation. Upon receiving a 911 dispatch, the FAS8 will simultaneously print instructions, activate alarms, turn on lights, turn off stoves, open bay doors and activate outdoor flashing lights within firehouses.

EA1: In-building alerting, including alarm activation and message display AL100: remote public alerting

IT/Telecommunications

NH100: Rebooting or on/off applications to single devices like servers and routers

NH8: Rebooting or on/off applications for up to 8 individually controlled devices

Using the proprietary Nighthawk control board, Nighthawk's products can be and have been modified to fit many custom applications such as traffic control signage and irrigation control. If a device needs to be turned on or off, we can typically develop a product to do it.

Through innovative product engineering and software, Nighthawk's products typically utilize a common paging signal found virtually worldwide. Paging is often used because it is very secure, inexpensive, and easy to use. Customers can choose to source their own paging service or Nighthawk will arrange for the service directly. The Company also offers Windows-based software packages that enable customers to activate the remote control units from a PC. Paging, when combined with Nighthawk's proprietary firmware and software, allows for a "group call" feature whereby a user can access multiple sites at the same time using a single paging number. This exponentially increases the functionality and ease of use of the products. It is important to note that the Company's products can be adapted to function with any wireless, or wireline-based, communications medium. In September 2003, the Company signed an agreement to become a value-added reseller for Orbcomm, a low-earth orbit ("LEO") satellite system. This relationship expands Nighthawk's coverage beyond the reach of paging and cellular systems and allows the Company to offer global solutions for companies that have global needs. Additionally, satellite technology enables Nighthawk's products to be used in conjunction with monitoring equipment due to the two-way communication capability. Unlike paging, which allows for one-way communication, satellite communications allow the customer to get confirmation from the device that the control has been effectuated or that the flow, for example, of liquids being monitored has been shut off or turned on, as the case may be. In January 2006, we announced that the Company had signed both a value-added reseller agreement and a joint marketing agreement with Verizon Wireless. The agreements allow Nighthawk to bundle access to Verizon Wireless's network with Nighthawk products, and also calls for the two companies to collaborate on joint marketing opportunities. Verizon Wireless operates an extensive paging network throughout the United States. Verizon Wireless has agreed to provide airtime access to Nighthawk on that network on a wholesale basis, allowing Nighthawk to mark up the service if it wishes and sell Verizon Wireless airtime to its customers, who then utilize the Verizon Wireless network to communicate with their Nighthawk devices. The two companies are also working together to identify customers that may be able to utilize the Verizon Wireless network to communicate with Nighthawk's control devices.

The Company completes the assembly of its products at its Denver, Colorado facility. The Company sub-contracts for assembly of various components, and utilizes several vendors for parts that do not require assembly. Parts and sub-assembly services are widely available. During the final assembly process, individual units are programmed depending on their destination or customer requirements, tested, and then shipped to the customer for installation. In July 2003, the Company sold back the assets and liabilities it had acquired from Vacation Communication, Inc. in September 2001 to the original owners of Vacation Communication, Inc. The assets disposed of in the sale consisted primarily of a retail paging customer base. The Company now purchases wholesale paging services from paging carriers, including Vacation Communication, Inc., for regional, nationwide and international coverage. The Company utilizes these paging carriers to offer paging services to customers that buy Nighthawk products, but do not have their own private paging networks. Several customers own their own private paging networks and, hence, do not require Nighthawk to arrange for their paging services.

PATENTS  PENDING

The Company has two patent applications pending at the U.S. Patent Office: one is titled "Remote Disconnect Systems for Utility Meters" and is for whole house disconnect systems, and the second is titled "Paging Remote Disconnect Systems" and is for the remote wireless control for turning on and off electrical and telephonic lines.

Under the first patent application, the user dials a pager number that is pre-programmed into the unit. The paging service then transmits a signal to a radio frequency ("RF") receiver in the module. The signal is then decoded and sent to a processor. The processor then causes a relay to open or close in accordance with the decoded signal in order to connect or disconnect the electrical power.

Under the second application, a user simply plugs the power cord or telecommunication line of their device, such as a computer or appliance, into the outlet of the module. The user is then able to dial a pager number that is pre-programmed. The paging service then transmits a signal to an RF receiver in the module. The signal is then decoded and sent to a processor. The processor then causes a relay to open or close in accordance with the decoded signal in order to activate the power supply or to turn the power off to the electronic device or to connect or disconnect the telecommunications line.

COMPETITION

We have one primary distinguishing feature that is not shared by our competitors in our markets, our proprietary firmware and software, which together provide intelligent solutions for our customers.

Utility competition. The Company has several competitors for its CEO700 remote power disconnect system. BLP Technologies makes a device that is very similar to the CEO700 which also utilizes paging frequencies for activation. The Company competes with BLP Technologies directly for utility projects where either the location of the utility's customers or directives of the utility dictate that paging technology must be used for remote connect/disconnect of customers. If we are able to secure our patent titled "Remote Disconnect Systems for Utility Meters", we may be able to preclude BLP from providing services using their product, which is called X-PulseTM . Carina Technology, Inc. makes a utility meter that it reports is capable of reading a meter and/or remotely disconnecting service utilizing cellular technology. Cellular technology/service is generally more expensive than paging technology/service, but affords the utility the ability to communicate to and from the meter and disconnect device. This would allow the user to connect/disconnect service to a customer, and take a meter reading as well.

Rebooting competition: rebooting of computers, routers and other digital equipment has historically utilized telephone lines or Internet-based technology to access the product. Companies such as DataProbe, Inc., Western Telematic, Inc. and American Power Conversion Corp. make devices that utilize these forms of technology to communicate to their devices. To our knowledge, we are the only company that offers paging-based rebooting units. Our units are competitively priced in comparison to alternative products, and offer the distinct advantage of being wireless, thus allowing the units to be moved from place to place without moving lines and incurring installation charges. Our products also offer an 'out of band' solution, meaning that our customers utilize a separate (paging) network, instead of their own existing network, to reboot devices within their own network.

Emergency Management competition: this is an emerging market that has not yet developed product standards and therefore there is no identified competition as of the date of this report. Historically, the Company has provided equipment that has been used for activating signs for departments of transportation, in-station firehouse alerting which includes message printout, and activating civil defense sirens. The Company believes that its existing technology is well-suited for in-building and in-house emergency alerting in combination with alerting of first responders.

Wireless competition. Wireless remote control through the use of radio signals has historically been performed utilizing private system data radios, cellular telephones, or satellite-based systems. While our technology can be modified to utilize any of these wireless media, our core expertise has been in the use of paging. This medium, combined with our proprietary technology, allows for a high level of security, the lowest overall cost and greatest control flexibility. Only a handful of small, undercapitalized companies utilize paging for this purpose. To our knowledge, we are the only company emphasizing paging technology that manufactures a product that is ready-to-use upon receipt.

SALES  AND  DISTRIBUTION

The Company believes that it has the opportunity to meet current demand for applications of its technology within specific markets, and to create opportunities in many other markets as well. Despite historically having little or no marketing resources to target these markets, customers in our targeted markets have found that the Company's technology successfully meets their needs. As such, Nighthawk will focus significant direct, and supplier-based, sales efforts in these industries.

Nighthawk's intelligent products attach to existing customer hardware and act as a "brain", receiving wireless instructions sent from a remote location, allowing the hardware to perform as instructed. As mentioned above, Nighthawk's products are typically set up to receive these instructions via a paging protocol, which allows for secure, reliable and low cost operation. Nighthawk products literally serve as the "intelligence" between the wireless service medium and the hardware that must perform the desired action. As such, we believe substantial opportunities exist to partner with wireless service providers as well as hardware manufacturers and dealers, each of which stand to gain from the use of Nighthawk's products. The Company will also attempt to establish itself as a supplier of products to paging and other wireless service providers, and establish dealer networks in a number of markets, including, but not limited to, computer controls, utilities, irrigation, traffic control, and wide area notification.

During 2005, the Company hired its first full time sales staff. This staff now consists of one inhouse sales person who handles incoming customer inquiries and makes outbound sales calls, as well as a full time account executive who calls on potential customers. In addition, the Company announced in January 2006 that it had signed a joint marketing agreement with Verizon Wireless. Under this agreement, the companies will collaborate to identify, pursue and close mutually beneficial business opportunities, and Verizon Wireless sales personnel will introduce Nighthawk Systems products to new and existing customers.

                                    EMPLOYEES

As of December 31, 2005, we had nine full time employees. We believe our relations with all of our employees are good.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

FORWARD  LOOKING  STATEMENTS

Discussions and information in this document, which are not historical facts, should be considered forward-looking statements. With regard to forward-looking statements, including those regarding the potential revenues from increased sales, and the business prospects or any other aspect of Nighthawk Systems, Inc. ("the Company"), actual results and business performance may differ materially from that projected or estimated in such forward-looking statements. The Company has attempted to identify in this document certain of the factors that it currently believes may cause actual future experience and results to differ from its current expectations. Differences may be caused by a variety of factors, including but not limited to, adverse economic conditions, entry of new and stronger competitors, inadequate capital and the inability to obtain funding from third parties.

The following information should be read in conjunction with the Company's audited financial statements for the years ended December 31, 2005 and 2004.

GENERAL

The Company's financial results include the accounts of Nighthawk Systems, Inc. (formerly Peregrine, Inc.) and its subsidiary, Peregrine Control Technologies, Inc. ("PCT"). Effective February 1, 2002, the two companies were brought together under common management through an acquisition in which Peregrine, Inc. acquired all of the outstanding shares of PCT. Because Peregrine, Inc. issued more shares to acquire PCT than it had outstanding just prior to the acquisition, the transaction was accounted for as a reverse acquisition of Peregrine, Inc. by PCT. Peregrine, Inc. subsequently changed its name to Nighthawk Systems, Inc.

The Company designs and manufactures intelligent remote monitoring and power control products that are easy to use, inexpensive and can remotely control virtually any device from any location. Our proprietary, wireless products are ready to use upon purchase, so they are easily installed by anyone, regardless of technical ability, and are also easily integrated into third-party products, systems and processes. They allow for intelligent control by interpreting instructions sent via paging and satellite media, and executing the instructions by 'switching' the electrical current that powers the device, system or process. Our intelligent products can be activated individually, in pre-defined groups, or en masse, and for specified time periods with a simple click of a mouse or by dialing a telephone number.

Our products have been uniquely designed and programmed to be simple and ready to use upon purchase by anyone, almost anywhere, at affordable prices. As such, it is the Company's goal to have its products become commonplace, accepted and used by businesses and consumers alike in their daily routines.

We save consumers and businesses time, effort and expense by eliminating the need for a person to be present when and where an action needs to be taken. By utilizing existing wireless technology, we give our users the flexibility to move their application from place to place, without re-engineering their network. Currently, most commercial control applications utilize telephone lines, which tether the system to a single location and have associated installation and monthly charges. Our products make companies more profitable by eliminating installation costs and monthly charges for telephone lines, and allow for remote control of unmanned or remote locations that may operate on traditional electrical power, or solar or battery generated power.

Active applications for our intelligent products include, but are not limited to:
-  Rebooting  digital  network  components
-  Remote  switching  of  residential  power
-  Managing  power  on  an  electrical  grid
-  Activation/deactivation  of  alarm  and  warning  devices
-  Displaying  or  changing  a  digital  or  printed  message  or  warning  sign
-  In-station  firehouse  alerting
-  Turning  irrigation  systems  on  or  off
-  Turning  heating  or  cooling  equipment  on  or  off

Companies both large and small are seeking ways to save money and lower the risk of liability by replacing processes that require human intervention with processes that can be controlled remotely without on-site human intervention. Today, the remote control of industrial or commercial assets and processes is performed mainly through the use of telephone-line or Internet-based systems. Opportunities exist for companies that provide intelligent wireless solutions, as telephone lines are expensive and limited in availability and function, and Internet-based solutions are not always available or desirable. Nighthawk's products are wireless, and can be designed to work with a variety of wireless media. They often offer an 'out of band' control solution - they function on a different network than the item to be turned on or off. The number of applications for wireless remote control is virtually limitless. The Company has identified primary markets (Utility, IT Professional, Traffic Control), as well as secondary markets (Irrigation, Outdoor Advertising, Oil/Gas, Security) for its products.

COMPARISON  OF  YEARS  ENDED  DECEMBER  31,  2005  AND  2004
REVENUE

The components of revenue, including revenues from discontinued operations, and their associated percentages of total revenues, for the fiscal years ended December 31, 2005 and 2004 are as follows:

YEARS ENDED DECEMBER 31,
                            --------------------------------
                                2005                2004
                            -----------          -----------
Product Revenues
----------------------
Nighthawk NH100 & NH8   $   119,078    23%  $   186,492   31%
PT1 LC                        1,120     -        64,536   11%
PT 1000 & PT Boards         118,483    22%       99,256   16%
CEO 700                     157,470    30%      197,508   32%
Hydro 1                      76,975    15%            -    -
Other product                 5,651     1%       11,938    2%
Freight                       5,468     1%        6,848    1%
                        -----------  -----  -----------  ----
Total product revenues      484,245    92%      566,578   93%
Airtime sales                44,444     8%       43,602    7%
                        -----------  -----  -----------  ----
Total revenues          $   528,689   100%  $   610,180  100%
                        ===========  =====  ===========  ====

Revenues from continuing operations are made up of product sales and airtime billed to customers for Nighthawk Systems, Inc. products. Revenues from continuing operations declined $81,491 or 13% between years. The Company's revenues have historically been dependent on a handful of customers who have each placed a large order. These contracts originated in 2002, and production under these contracts stretched into 2004. In 2004, approximately $135,000 of the Company's rebooting product revenues were generated by a single customer. While this customer continued to order equipment throughout 2005, revenues from this customer declined to approximately $33,000 during 2005. During 2004, two customers accounted for approximately $140,000 of the total CEO 700 revenues for the year. These two customers did not account for any CEO 700 revenues during 2005. During 2004, one customer accounted for almost all of the approximately $65,000 in revenues from the sale of PT1 LC load control boards. During 2005, the Company did not market this product, and generated only $1,120 in revenues from the product. Decreases from the culmination of these three projects was offset partially by the approximately $76,000 sale of Hydro1 irrigation control units as part of a government-funded project in the state of New Mexico early in 2005. While the Company anticipates that it may sell more Hydro1 irrigation control units in the future, it anticipates that such sales will remain 'project oriented' until and unless it decides to dedicate significant marketing and sales dollars to this product.

In an effort to generate additional business from new customers, the Company sought financing during 2004 which culminated in our funding relationship with Dutchess Private Equities, II, L.P. ("Dutchess"). Using funding from this source, the Company hired its first full time sales staff consisting of two people early in 2005. Throughout 2005, the sales staff was charged with generating new business opportunities for the Company's core products, the NH100 rebooting device and the CEO700 whole house disconnect device. It also launched a new website during 2005 which allows potential customers to send contact information and product inquiries directly to the Company via the Internet. Even though the Company did not actively market its rebooting devices during 2005, if results from the one major customer are excluded from both 2004 and 2005, sales of this product actually increased from year to year. New rebooting customers were added, primarily within the Wireless Internet Service Provider industry. During 2005, in spite of long sales cycles typically associated with electric utilities, the Company added over a dozen new utilities to its CEO700 customer base. More importantly, these efforts have lead to larger potential sales opportunities within the electric utility industry. As of December 31, 2005, the Company had submitted bids on over $6.0 million in potential product sales within the industry, and was in contact with entities that are planning large deployments over the next 18 months.

During 2005, the Company continued selling it's PT1000 control boards to customers for a variety of applications, including sign control for various departments of transportation. The Company also sold several units to fire departments for in-house fire station alerting. This resulted in an increase in PT1000 board sales between years of approximately $19,000.

Cost of goods sold declined approximately $69,000, or 16% between years, and decreased as a percentage of product revenues from 72% in 2004 to 70% in 2005. As a result, the Company's gross margin increased from 28% in 2004 to 30% in 2005. While lower production volumes between years caused the decrease in overall cost of goods sold, the Company's gross profit declined only 7% from $171,707 in 2004 to $159,358 in 2005. Sales of the Hydro1, a relatively higher margin product, in 2005, as well as changes made to the Company's NH100 rebooting product contributed to the increased gross margin between years. The Company sold no Hydro1 irrigation control units during 2004, and the Company enhanced the design of its core rebooting product so that it is less expensive to produce during 2005.

Selling, general and administrative ("SG&A) expenses increased approximately $636,000, approximately 48%, from 2004 to 2005. During 2005, the Company spent approximately $300,000 on public relations services in an effort to increase investor awareness of the Company, and to promote sales of the Company's products. The Company's ability to receive funding from its primary funding source under agreements signed in August 2004 is dependent on both the price and trading volume of its common stock. As such, the Company spent more money on public relations efforts during 2005 than it did in 2004. The Company also spent approximately $285,000 more on salaries and wages during 2005 than it did in 2004. The Company hired a corporate controller who was employed during the first 9 months of the year before he resigned, and then hired a Vice President/General Manager in early October 2005. In addition, as mentioned above, the Company hired its first full time sales staff during 2005 that was employed throughout the year, and also contracted for marketing help throughout 2005. The Company spent approximately $175,000 more on sales and marketing efforts during 2005 than it did during 2004.

Related party interest expense decreased $42,601 between years because the Company converted almost all related party debt to common stock during 2004. Other interest expense increased approximately $711,000 between years due to borrowings between the Company and its primary funding partner, Dutches Private Equities. During 2005, Dutchess loaned the company net cash proceeds of $1,460,633 in the form of short-term promissory notes and long-term convertible debentures. The promissory notes have no stated interest rate but have a face amount greater than the funded amount. The notes are recorded by the Company at the discounted amount, and the difference between the face and funded amount is recognized as interest expense over the life of the loan. During 2005, the Company recognized approximately $292,000 in non-cash expense in amortizing these differences. Outstanding principal balances on promissory notes that matured during the year were rolled into new promissory notes or debentures, plus a 10% penalty on the face amount of the note that expired. During 2005, the Company recognized approximately $239,000 in such penalties, which it recorded as interest expense. The convertible debentures carry interest rates of 10%. Dutchess also received incentive shares on all new cash proceeds loaned to the Company. These incentive shares are recorded as prepaid interest and expensed over the life of the loan. During 2005, the Company amortized approximately $241,000 in incentive fees , which was also included in interest expense.

Airtime sales were approximately $44,000 during both years presented. Airtime access to communicate to the Company's control devices represents a source of recurring revenue to the Company unless the customer arranges for such service on their own. The Company typically bills for airtime access on a prepaid, quarterly basis. Even though the Company continued to add new customers during 2005, airtime billed to those customers was offset by revenues lost when the Company's largest rebooting customer had its own asset management contract suspended with a large company and therefore no longer needed airtime to service that company.

The net loss for 2005 was $2,692,656, or $0.07 per share as compared to a net loss of $1,377,395, or $0.05 per share in 2004. The increased net loss and net loss per share was principally the result of non-cash interest expense associated with the Company's funding with Dutchess during 2005, as well as public relations efforts during the year. The addition of sales and marketing personnel and related activities also contributed to the increase.

CRITICAL  ACCOUNTING  POLICIES  AND  ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Revenue recognition

Revenue from product sales is recognized when all significant obligations of the Company have been satisfied. Revenues from equipment sales are recognized either on the completion of the manufacturing process, or upon shipment of the equipment to the customer, depending on the Company's contractual obligations. The Company occasionally contracts to manufacture items, bill for those items and then hold them for later shipment to customer-specified locations. There were no bill and hold items at December 31, 2005. Revenue related to airtime billing is recognized when the service is performed. Some customers pre-pay airtime on a quarterly or annual basis and the pre-paid portion is recorded as deferred revenue. Deferred revenue, included in accrued liabilities on the balance sheet at December 31, 2005, is approximately $12,200.

Stock-based  compensation

We believe that stock-based compensation is a critical accounting policy that affects our financial condition and results of operations. Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation defines a fair-value based method of accounting for stock-based employee compensation plans and transactions in which an entity issues its equity instruments to acquire goods or services from non-employees, and encourages but does not require companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to continue to account for employee stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB No. 25") and related interpretations.

In December 2004, the Financial Accounting Standards Board ("FASB") issued SFAS No. 123R "Share-Based Payment", which addresses the accounting for share-based payment transactions. SFAS 123R eliminates the ability to account for share-based compensation transactions using APB 25, and instead, generally requires that such transactions be accounted and recognized in the statement of operations based on their fair value. SFAS No. 123R will be effective for small business issuers as of the beginning of the first interim or annual reporting period that begins after December 15, 2005. SFAS No. 123R offers the Company alternative methods of adopting this standard. The Company has not yet determined which alternative method it will use. Depending upon the number and terms of options that may be granted in future periods, the implementation of this standard could have a material impact on the Company's financial position and results of operations.

MANAGEMENT'S  DISCUSSION  AND  ANALYSIS  OR  PLAN  OF  OPERATION

FORWARD-LOOKING  STATEMENTS

Discussions and information in this document, which are not historical facts, should be considered forward-looking statements. With regard to forward-looking statements, including those regarding the potential revenues from increased sales, and the business prospects or any other aspect of Nighthawk Systems, Inc.'s business, actual results and business performance may differ materially from that projected or estimated in such forward-looking statements. Nighthawk Systems, Inc. ("the Company") has attempted to identify in this document certain of the factors that it currently believes may cause actual future experience and results to differ from its current expectations. Differences may be caused by a variety of factors, including but not limited to, adverse economic conditions, entry of new and stronger competitors, inadequate capital and the inability to obtain funding from third parties.

The following information should be read in conjunction with the unaudited condensed consolidated financial statements included herein which are prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information.

GENERAL

The Company designs and manufactures intelligent remote monitoring and power control products that are easy to use, inexpensive and can remotely control virtually any device from any location. Our proprietary, wireless products are ready to use upon purchase, so they are easily installed by anyone, regardless of technical ability, and are also easily integrated into third-party products, systems and processes. They allow for intelligent control by interpreting instructions sent via paging and satellite media, and executing the instructions by 'switching' the electrical current that powers the device, system or process. Our intelligent products can be activated individually, in pre-defined groups, or en masse, and for specified time periods with a simple click of a mouse or by dialing a telephone number.

Our products have been uniquely designed and programmed to be simple and ready to use upon purchase by anyone, almost anywhere, at affordable prices. As such, it is the Company's goal to have its products become commonplace, accepted and used by businesses and consumers alike in their daily routines.
We save consumers and businesses time, effort and expense by eliminating the need for a person to be present when and where an action needs to be taken. By utilizing existing wireless technology, we give our users the flexibility to move their application from place to place, without re-engineering their network. Currently, most commercial control applications utilize telephone lines, which tether the system to a single location and have associated installation and monthly charges. Our products make companies more profitable by eliminating installation costs and monthly charges for telephone lines, and allow for remote control of unmanned or remote locations that may operate on traditional electrical power, or solar or battery generated power.

Applications  for  our  intelligent  products  include,  but are not limited to:
-  Rebooting  remotely  located  computer  equipment
-  Remote  switching  of  residential  power
-  Managing  power  on  an  electrical  grid
-  Activation/deactivation  of  alarm  and  warning  devices
-  Displaying  or  changing  a  digital  or  printed  message  or  warning  sign
-  Turning  pumps  on  or  off
-  Turning  heating  or  cooling  equipment  on  or  off

Companies both large and small are seeking ways to save money and lower the risk of liability by replacing processes that require human intervention with processes that can be controlled remotely without on-site human intervention. Today, the remote control of industrial or commercial assets and processes is performed mainly through the use of telephone-line based systems. Opportunities exist for companies that provide intelligent wireless solutions, as telephone lines are expensive and limited in availability and function. Nighthawk's products are wireless, and can be designed to work with a variety of wireless media. The number of applications for wireless remote control is virtually limitless. The Company has identified primary markets (Utility, IT Professional, Traffic Control), as well as secondary markets (Irrigation, Outdoor Advertising, Oil/Gas, Security) for its products.

During 2005, the Company hired its first full-time personnel that were dedicated only to developing sales channels and sales opportunities Throughout 2005, the sales staff was charged with generating new business opportunities for the Company's core products, the NH100 rebooting device and the CEO700 whole house disconnect device. It also launched a new website during 2005 which allows potential customers to send contact information and product inquiries directly to the Company via the Internet.

Even though the Company did not actively market its rebooting devices during 2005, if results from the one major customer are excluded from both 2004 and 2005, sales of this product actually increased from year to year. New rebooting customers were added, primarily within the Wireless Internet Service Provider industry. During 2005, in spite of long sales cycles typically associated with electric utilities, the Company added over a dozen new utilities to its CEO700 customer base. More importantly, these efforts have lead to larger potential sales opportunities within the electric utility industry. As of December 31, 2005, the Company had submitted bids on over $6.0 million in potential product sales within the industry, and was in contact with entities that are planning large deployments over the next 18 months.

CRITICAL  ACCOUNTING  POLICIES  AND  ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE  RECOGNITION

Revenue from product sales is recognized when all significant obligations of the Company have been satisfied. Revenues from equipment sales are recognized either on the completion of the manufacturing process, or upon shipment of the equipment to the customer, depending on the Company's contractual obligations. The Company occasionally contracts to manufacture items, bill for those items and then hold them for later shipment to customer-specified locations. There were no bill and hold items at March 31, 2005. Revenue related to airtime billing is recognized when the service is performed. Some customers pre-pay airtime on a quarterly or annual basis and the pre-paid portion is recorded as deferred revenue. Deferred revenue, included in accrued expenses on the balance sheet at March 31, 2005, is approximately $13,073.

STOCK-BASED  COMPENSATION

We believe that stock-based compensation is a critical accounting policy that affects our financial condition and results of operations. Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation defines a fair-value based method of accounting for stock-based employee compensation plans and transactions in which an entity issues its equity instruments to acquire goods or services from non-employees, and encourages but does not require companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to continue to account for employee stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB No. 25") and related interpretations.

The Financial Accounting Standards Board ("FASB") issued SFAS No. 123R "Share-Based Payment", which addresses the accounting for share-based payment transactions. SFAS 123R eliminates the ability to account for share-based compensation transactions using APB 25, and instead, generally requires that such transactions be accounted and recognized in the statement of operations based on their fair value. SFAS No. 123R offers the Company alternative methods of adopting this standard. The Company has not yet determined which alternative method it will use. Depending upon the number and terms of options that may be granted in future periods, the implementation of this standard could have a material impact on the Company's financial position and results of operations.

COMPARISON  OF  THE  THREE  MONTHS  ENDED  MARCH  31,  2006  AND  MARCH 31, 2005
REVENUE

The components of revenue and their associated percentages of total revenues, for the three months ended March 31, 2006 and 2005 are as follows:

                               Quarterly period ended March 31,
                                 ----------------------------
                                      2006           2005         Change %       Change $
                                 -------------  -------------  -------------  -------------
Revenues:
Rebooting products               $ 47,070  33%  $ 21,604  13%       118%      $ 25,466
Logic boards                       17,465  12%    25,853  15%       (32%)       (8,338)
Utility products                   47,998  34%    31,225  18%        54%        16,773
Emergency notification products    17,815  13%         -   -         n/a        17,815
Hydro 1                                 -   -     76,750  45%        n/a       (76,750)
Airtime sales                       8,045   6%    14,233   8%       (43%)       (6,188)
Other product                       1,392   1%       355   0%       292%         1,037
Freight                             1,602   1%     1,202   1%        33%           400
                                 -------------  -------------  -------------  -------------
Total revenues                   $141,387 100%  $171,222 100%       (17%)     $(29,835)


Revenues for the three-month period ended March 31, 2006 were $141,387 as compared to $171,222 for the corresponding period of the prior year, a decrease of 17% between periods. During the three months ended March 31, 2005, one customer, who purchased the Company's Hydro 1 product, represented approximately 46% of the Company's total revenue. This sale was made as part of a stated-funded project in New Mexico, and the Company has not marketed or sold Hydro 1's since that time. The Company does not consider the Hydro 1 to be part of its portfolio of products that it markets and sells on an ongoing basis. Sales of the Company's core products (rebooting, utility, emergency notification and logic boards) increased 67% between the periods due to the marketing and sales efforts launched by the Company during 2005. Sales of the Company's rebooting products more than doubled, as the Company began focusing on selling to Wireless Internet Service Providers. Sales of utility products increased 18% as the Company added new customers to its base during 2005 and the first three months of 2006. Utility customers typically order product on a test basis, and then reorder on a recurring basis if they are pleased with the product's performance. Sales of the Company's logic boards decreased between the periods presented, but during 2005 the Company began selling FAS8 firehouse alerting systems. Fire departments began buying the FAS8 instead of using the Company's PT1000 logic boards for their station alerting. The decrease in sales of logic boards of approximately $8,000 was more than offset by approximately $18,000 in sales of FAS8's.

Cost of goods sold includes parts and pre-manufactured components used to assemble our products as well as allocated overhead for production personnel and facilities costs. Cost of goods sold decreased by $5,712 or 5% to $98,812 for the three months ended March 31, 2006 from $104,524 for the corresponding period of the prior year but increased as a percentage of revenues between the periods from 61% in 2005 to 70% in 2006. As a result, the Company's gross margin decreased between the periods from 39% to 30%. This decrease is almost entirely due to the sale of the higher margin Hydro 1 units during the first quarter of 2005.

Selling, general and administrative expenses for the three months ended March 31, 2006 increased by $195,560 or 35% to $757,220 from $561,660 for the three-month period ended March 31, 2005. This increase was due to the recognition of approximately $180,000 in noncash expenses from unregistered stock issuances to public relations firms.

Interest expense increased $469,718 or 358% between the three-month periods presented. The increase was due to interest expense related to the Dutchess notes and debentures, several which were paid off during the first quarter of 2006 prior to their maturity date. When this occurs, the Company expenses any unamortized discount associated with the debt being paid off, as well as any unamortized beneficial conversion expense, any unamortized expense associated with incentive shares issued with the debt, and any early redemption penalties. During the first quarter of 2006, the Company recognized interest expense of approximately $153,000 related to the beneficial conversion feature of debentures, as well as approximately $192,000 in interest expense related for the value of incentive shares issued to Dutchess in exchange for money loaned to the Company. The Company also recognized approximately $77,000 in interest expense during the period in early redemption penalties on debentures that were paid off during the period.

The net loss to common shareholders for the three-month period ended March 31, 2006 was $1,315,681 compared to $626,499 for the three-month period ended March 31, 2005. The increase in net loss was due primarily to increased expenses for public relations campaigns, and interest expense related to Dutchess notes and debentures.

LIQUIDITY  AND  CAPITAL  RESOURCES
The Company incurred a net loss of approximately $2.7 million during the year ended December 31, 2005 and had a stockholders' deficit and working capital deficiency of approximately $2.5 million and $500,000, respectively, as of December 31, 2005. The Company's financial statements for the three months ended March 31, 2006 have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The Company incurred a net loss of approximately $1.3 million during the quarter ended March 31, 2006 and had a stockholders' deficit and working capital deficiency of approximately $2.1 million and $57,000 respectively, as of March 31, 2006.

The Report of the Company's Independent Registered Public Accounting Firm on the Company's financial statements as of and for the year ended December 31, 2005 includes a "going concern" explanatory paragraph which means that the auditors expressed substantial doubt about the Company's ability to continue as a going concern.

Although no assurance can be given that such plans will be successfully implemented, management's plans to address these concerns include:
-  Raising  working  capital  through  additional  borrowings.
-  Raising  equity  funding  through  sales  of  the  Company's  common  stock.
-  Implementation  of  the  Company's  sales  and  marketing  plans.

During the quarter ended March 31, 2006, cash used in operating activities was approximately $605,000. Net proceeds from the issuance of a note and debentures to Dutchess were $615,000. Major cash outlays during the quarter were approximately $187,000 for public relations efforts, $171,000 for payroll/employee benefits, $81,000 for inventory, $68,000 for consulting expense and $39,000 for sales and marketing efforts.

In August 2004, the Company signed a financing arrangement with Dutchess Private Equities, II, L.P. ("Dutchess") under which the Company received $250,000 in exchange for a convertible debenture during August 2004. The Company also signed an investment agreement under which Dutchess agreed to purchase up to $10.0 million in common stock from the Company, at the Company's discretion, over the next three years, subject to certain limitations including the Company's then current trading volume. Although the amount and timing of specific cash infusions available under the entire financing arrangement cannot be predicted with certainty, the arrangement represents a contractual commitment by Dutchess to provide funds to the Company.

During 2005, Dutchess provided the Company with $1,461,133 in net cash proceeds in return for convertible debentures and promissory notes totaling $2,621,469. During the twelve months ended December 31, 2005, the Company also exercised seventeen (17) puts to Dutchess that produced cash proceeds of $342,477, of which $245,384 was used to repay outstanding notes and accrued interest, in exchange for the issuance of 3,819,654 shares. On March 9, 2005, Dutchess exercised 250,000 warrants at $0.125 each, for total proceeds of $31,250, $15,000 of which was applied to outstanding notes and accrued interest. The aforementioned funding from Dutchess was used to fund the cash shortfall generated from operations during 2005 of approximately $1.6 million.

The Company issued 12,615,074 shares to Dutchess during the quarter ended March 31, 2006 which was used to pay down $1,216,193 in debt during the period.

Until the Company is able to generate positive cash flows from operations in an amount sufficient to cover its current liabilities and debt obligations as they become due, it will remain reliant on borrowing funds from or selling equity to Dutchess or other parties to meet those obligations. Although the amount and timing of specific cash infusions available under the entire financing arrangement cannot be predicted with certainty, the arrangement represents a contractual commitment by Dutchess to provide funds to the Company.
The aforementioned funding from Dutchess was used to fund the cash shortfall generated from operations during 2005 of approximately $1.6 million.

Although no assurance may be given that it will be able to do so, the Company expects to be able to continue to access funds under this arrangement to help it fund near-term and long-term sales and marketing efforts, and to cover cash flow deficiencies.

During 2005, the Company hired its first full-time personnel that were dedicated only to developing sales channels and sales opportunities. The Company also developed new or enhanced existing products in order to better penetrate targeted markets. As a result, as of December 31, 2005, the Company had developed a pipeline of potential sales opportunities that included in excess of $6,000,000 for which it had submitted formal bids. No assurance may be given that the Company will be successful in winning these bids or growing revenues based on the pipeline of opportunities.

The  Company's  strategic  initiatives  for  2006  include:
-  Capitalize  on  existing  enterprise  sales  opportunities
-  Cultivate  and  capitalize  on  indirect  sales  channels
-  Enhance  our  marketing  effort to support direct and indirect sales channels
- Bundle our products with ancillary products and services to enhance revenue opportunities
-  Develop  and  sell  a  device  that  functions on multiple wireless protocols
-  Form  an  advisory  board  with relevant industry expertise and relationships
- Execute on a strategic acquisition that is scalable and complementary to our existing business

                             DESCRIPTION OF PROPERTY

The Company's sales and operations departments are in leased facilities located at 8200 East Pacific Place, Suite 204, Denver, Colorado. The lease for this facility expired on March 2002, but the Company has maintained use of the facilities on a month-to-month basis since that time. The leased property consists of approximately 2400 square feet, for which the Company pays $1,650 per month. It consists of office space and a manufacturing floor. The Company's executive offices are located in 679 square feet of leased office space at 10715 Gulfdale, Suite 200, San Antonio, Texas. The Company leases the space at a monthly rate of $815.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

At a meeting of the Board of Directors held on March 26, 2003, the Board accepted the resignation of Steve Jacobson as chief executive officer, but remained as an employee of the Company. On July 9, 2003, Steve Jacobson resigned as a member of the Company's board of directors. On September 8, 2003, the Company entered into a separation agreement with Steve Jacobson under which, among other things, he agreed to a) resign as an employee of the Company; b) return 545,454 shares of stock held by him to the Company in payment of the $118,629 he owed the Company as of that date; and c) transfer voting rights for shares owned or held in trust by him to Myron Anduri, an employee of the Company for five years. Under the agreement, the Company agreed to issue Steve Jacobson 450,000 options to purchase shares of the Company's common stock at $0.22 per share, with such options vesting over a three-year period at a rate of 150,000 shares per year. As a result of the transaction, the Company recorded an additional $39,933 in compensation expense to Steve Jacobson for amounts owed by him to the Company upon his resignation. The Company retired the 545,454 shares returned to the Company under the agreement.

During 2004, the Company entered into an agreement with Steve Jacobson in which it allowed him to transfer up to 600,000 shares of his stock, which he was contractually restricted from selling under his separation agreement until June 2005, to various consultants who had agreed to perform services for the Company. As of December 31, 2004, 200,000 of these shares had been distributed to a consultant and the Company recognized $20,000 in consulting expenses related to this transaction. The remaining 400,000 shares were not distributed, and are not included in the issued and outstanding shares of the Company as of December 31, 2004. As part of the agreement, the Company agreed to replace Mr. Jacobson's 600,000 shares with 730,000 shares of stock that would not be eligible for resale until November 2005. The Company recorded $13,000 in consulting expense associated with this agreement. In addition, the Company amended Mr. Jacobson's separation agreement to allow him to sell 50,000 shares of common stock in each of the months of March, April, May and June 2005.

On December 19, 2003 the Company entered into a settlement and release agreement with a former director, Herb Jacobson, and his wife. Under terms of the agreement, Mr. & Mrs. Jacobson and the Company agreed to dismiss any and all claims against each other in return for, among other things, payment of a total of $25,000 over a four-month period from the Company to Mr. Jacobson. The Company paid this amount during 2003 and 2004. In addition, Mr. and Mrs. Jacobson, along with their son Steven Jacobson, agreed to refrain from selling, transferring, conveying or otherwise disposing of their remaining share ownership for a period of eighteen months subsequent to selling an aggregate of 850,000 shares. As a result of the agreement, the Company recorded a gain of $23,912 due to a reduction in the amount previously recorded by the Company as owed to Mr. Jacobson.

In August 2004, in an effort to improve its working capital position, the Company issued 558,007 shares of common stock and warrants to purchase 558,007 common shares at $0.20 per share to an individual and a company in exchange for approximately $88,700 in notes payable plus accrued interest owed them by the Company. The individual is a business partner of the Company's Chairman, Max Polinksy, and the company is affiliated with the father of Mr. Polinksy. Based on calculations using Black-Scholes, the fair value of the warrants issued to the two parties was $29,079. This amount is reflected in interest expense and additional paid-in capital for the period ended December 31, 2004.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market  for  Common  Equity

From July 8, 2002 through May 23, 2003, our common stock traded on the Over the Counter Bulletin Board ("OTCBB") under the symbol "NIHK". From May 27, 2003 until November 25, 2003 our stock was traded on the pink sheets under the same symbol, after which our stock resumed trading on the OTCBB. The CUSIP number is 65410X-10-4. Knight Securities, L.P., Schwab Capital Markets, L.P. and ACAP Financial, Inc. are among the most active market makers for the stock. From February 1, 2002 through July 8, 2002, our common stock traded on the OTCBB under the symbol "PGRN." Prior to February 1, 2002, the stock traded on the OTCBB under the symbol "LSIM".
The following is a table of the high and low bid prices of our stock for each of the four quarters of the fiscal years ended December 31, 2005 and 2004, and the first quarter of fiscal 2006:

QUARTER  ENDED        HIGH     LOW          QUARTER  ENDED         HIGH     LOW
--------------        ----     ---          -------------          ----     ---
March  31,  2006      0.14     0.04
December  31,  2005   0.09     0.03         December  31, 2004     0.23     0.09
September  30,  2005  0.14     0.06         September  30, 2004    0.25     0.12
June  30,  2005       0.23     0.12         June  30, 2004         0.38     0.20
March  31,  2005      0.27     0.14         March  31, 2004        0.35     0.18

These quotations reflect interdealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

EXECUTIVE  COMPENSATION

The following table sets forth the aggregate compensation paid by us for services rendered during the periods indicated:

                                          SUMMARY COMPENSATION TABLE
                                     ANNUAL COMPENSATION       LONG TERM                PAYOUTS
                                                            COMPENSATION AWARDS
                                                   OTHER ANNUAL      RESTRICTED   SECURITIES UNDERLYING  LTIP        ALL OTHER
NAME AND PRINCIPAL POSITION YEAR  SALARY   BONUS  COMPENSATION ($) STOCK AWARD ($)   OPTIONS/SARS (#)   PAYOUTS($)  COMPENSATION ($)
--------------------------- ----  ------- ------- ---------------- --------------- -------------------- ----------  ----------------
H. Douglas Saathoff,
Chief Executive Officer (a) 2005 $115,000 $13,500             -                -                    -           -           -
                            2004 $120,000 $     -             -                -              500,000           -           -
                            2003 $115,000 $     -             -                -                    -           -           -

Myron Anduri, President (b) 2005 $115,000 $     -             -                -                    -           -           -
                            2004 $120,000 $     -             -                -              250,000           -           -
                            2003 $ 84,125 $     -             -                -                    -           -           -

NOTES:
(a)  H.  Douglas  Saathoff  was named the Chief Executive Officer in March 2003.
(b) Myron Anduri was named President in December 2003. In 2004, Mr. Anduri was given 181,416 shares of the Company's common stock in exchange for $22,276 in debt he had incurred on the Company's behalf and for which the Company had recognized a liability to Mr. Anduri.

NAME       NUMBER OF SECURITIES         PERCENT OF TOTAL
OPTIONS/SARS GRANTED TO EMPLOYEES    UNDERLYING OPTIONS GRANTED  EXERCISE OR BASE PRICE   ($/SH)   EXPIRATION DATE
------------------------------------------------------------------------------------------------------------------

No options or stock appreciation rights were granted to executive officers of the registrant in 2004 or 2005.

Max Polinsky received 150,000 shares in return for serving as Chairman of the Board through his term ending November 13, 2003. Patrick Gorman received 100,000 shares for serving as a board member through his term ending November 13, 2003. Both Mr. Polinsky and Mr. Gorman were granted 75,000 options to purchase common shares at a price of $0.22 per share in return for one year of service on the board beginning November 13, 2003. On December 8, 2004, both Mr. Polinsky and Mr. Gorman were granted 500,000 options to purchase common shares at a price of $0.09 per share in return for services rendered.

EMPLOYMENT  CONTRACTS

We  do  not  have  employment  contracts  with  our  executive  officers.

STOCK  OPTION  PLANS

Nighthawk Systems, Inc. 2003 Stock Option Plan (the "Plan") authorized the issuance of a maximum of 5,000,000 shares of common stock. Of that amount, 3,435,000 shares of common stock authorized to be issued under the Plan are subject to outstanding options already granted under the Plan and 935,000 are available for future grants thereunder. Participation in the Plan is limited to those employees, directors and consultants of the Company and its subsidiaries who are believed by the Board to be in a position to make a substantial contribution to our success.

                                                                                       NUMBER OF SECURITIES REMAINING AVAILABLE FOR
                                                                                         FUTURE ISSUANCE UNDER EQUITY COMPENSATION
               NUMBER OF SECURITIES TO BE ISSUED UPON  WEIGHTED AVERAGE EXERCISE PRICE        PLANS (EXCLUDING SECURITIES
PLAN CATEGORY      EXERCISE OF OUTSTANDING OPTIONS         OF OUTSTANDING OPTIONS                REFLECTED IN COLUMN (A)
-----------------------------------------------------------------------------------------------------------------------------------
                                  (a)                                   (b)                                     (c)

Nighthawk Systems,
Inc. 2003 Stock
Option Plan
approved by
security holders              3,435,000                                $ 0.16                                 935,000
-----------------------------------------------------------------------------------------------------------------------------------

                             ADDITIONAL INFORMATION

Our common stock is registered with the SEC under section 12(g) of the Securities Exchange Act of 1934. We file with the SEC periodic reports on Forms 10-KSB, 10-QSB and 8-K, and proxy statements, and our officers and directors file reports of stock ownership on Forms 3, 4 and 5. We intend to send annual reports containing audited financial statements to our shareholders.

Additionally, we filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act of 1933 for the shares of common stock in the offering, of which this prospectus is a part. This prospectus does not contain all of the information in the registration statement and the exhibits and schedules that were filed with the registration statement. For further information we refer you to the registration statement and the exhibits and schedules that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee. Information regarding the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330.

The Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov.

                              FINANCIAL STATEMENTS

                         INDEX
                         ------
                                                                                                PAGE
                                                                                               ------
Report of Independent Registered Public Accounting Firm . . . . . . . . . . . . . . . . . . . .  F-1
Consolidated Balance Sheet as of December 31, 2004. . . . . . . . . . . . . . . . . . . . . . .  F-2
Consolidated Statements of Operations for the Years Ended December 31, 2004 and 2003. . . . . .  F-3
Consolidated Statements of Stockholders' Deficit for the Years Ended December 31, 2004 and 2003  F-4
Consolidated Statements of Cash Flows for the Years Ended December 31, 2004 and 2003. . . . . .  F-5
Notes to Consolidated Financial Statements. . . . . . . . . . . . . . . . . . . . . . . . . . .  F-7

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
             -------------------------------------------------------

Board  of  Directors

Nighthawk  Systems,  Inc.

We have audited the accompanying consolidated balance sheet of Nighthawk Systems, Inc. and subsidiary ("the Company") as of December 31, 2005, and the related consolidated statements of operations, stockholders' deficit and cash flows for each of the years in the two-year period ended December 31, 2005. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Nighthawk Systems, Inc. and subsidiary as of December 31, 2005, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company reported a net loss of approximately $2.7 million during the year ended December 31, 2005, and has a stockholders' deficit and working capital deficiency of approximately $2.5 million and $500,000, respectively, at December 31, 2005. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans with regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

GHP  HORWATH,  P.C.

Denver,  Colorado

March 17, 2006, except for the last paragraph of Note 11 as to which the date is April 14, 2006

                                NIGHTHAWK SYSTEMS, INC.
                         CONDENSED CONSOLIDATED BALANCE SHEET
                                 DECEMBER 31, 2005
        ASSETS

Current assets:
     Cash                                                                                             $    91,205
     Accounts receivable, net of allowance for doubtful accounts of $750                                   83,205
     Inventories                                                                                           79,877
     Prepaids                                                                                             645,534
                                                                                                      ------------
               Total current assets                                                                       899,821
                                                                                                      ------------

Furniture, fixtures and equipment, net                                                                     13,431
Intangible and other assets                                                                                19,549
                                                                                                      ------------
                                                                                                      $   932,801
                                                                                                      ============


      LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
    Accounts payable                                                                                  $   290,249
    Accrued expenses                                                                                      277,579
    Line of credit                                                                                         19,792
    Notes payable:
        Related parties                                                                                    14,394
        Other                                                                                             805,036
                                                                                                      ------------
               Total current liabilities                                                                1,407,050
                                                                                                      ------------

Long-term liabilities:
   Convertible debt                                                                                     2,064,836
                                                                                                      ------------
Commitments and contingencies

Stockholders' deficit:
    Preferred stock, $0.001 par value; 5,000,000 shares authorized; none issued and outstanding                 -
    Common stock; $0.001 par value; 200,000,000 shares authorized; 46,477,158 issued and outstanding       46,477
    Additional paid- in capital                                                                         5,464,436
    Accumulated deficit                                                                                (8,049,998)
                                                                                                      ------------
               Total stockholders' deficit                                                             (2,539,085)
                                                                                                      ------------
                                                                                                      $   932,801
                                                                                                      ============

                    The accompanying notes are an integral part of these financial statements.

                           NIGHTHAWK SYSTEMS, INC.
                    CONSOLIDATED STATEMENTS OF OPERATIONS
                           YEARS ENDED DECEMBER 31,
                                                                         2005          2004
                                                                    ------------  ------------
Revenue                                                             $   528,689   $   610,180
Cost of goods sold                                                      369,331       438,473
                                                                    ------------  ------------
     Gross profit                                                       159,358       171,707

Selling, general and administrative expenses                          1,947,420     1,311,824
                                                                    ------------  ------------
     Loss from operations                                            (1,788,062)   (1,140,117)

 Interest expense
     Related parties                                                      2,055        44,656
     Other                                                              902,539       191,978
                                                                    ------------  ------------
Net loss                                                             (2,692,656)   (1,376,751)
Less: preferred stock dividends                                            (440)         (644)
                                                                    ------------  ------------
Net loss to common stockholders                                     $(2,693,096)  $(1,377,395)
                                                                    ============  ============
Net loss to common stockholders per basic and diluted common share  $     (0.07)  $     (0.05)
                                                                    ============  ============
Weighted average common shares outstanding - basic and diluted       39,094,751    27,674,693

          The accompanying notes are an integral part of these financial statements.

                                                    Nighthawk Systems, Inc.
                                        Consolidated Statements of Stockholders' Deficit
                                           Years ended December 31, 2005 and 2004
                                          Preferred Stock     Common stock
                                          --------------- -------------------     Additional     Special   Accumulated
                                          Shares  Amount    Shares     Amount   paid-in capital  Warrants    deficit        Total
                                          ------  ------  ----------  --------  ---------------  --------  -----------  ------------
Balances, December 31, 2003                    -  $    -  24,320,902  $ 24,321  $     2,855,289  $      -  $(3,980,591) $(1,100,981)

Common stock and warrants  issued and
options exercised for cash                                 1,488,333     1,488          235,863   188,775                   426,126

Common stock and options   issued for
consulting and other services                              2,345,000     2,345          323,228                             325,573

Common stock issued for interest                              61,875        62           12,312                              12,374

Conversion of notes payable to
common stock and warrants                                  1,439,423     1,440          311,413                             312,853

Preferred stock issued for cash            5,000  12,500                                      -                              12,500

Warrants issued for cash                                                                           18,750                    18,750

Common stock issued for
placement fees & incentives                                  350,000       350           37,150                              37,500

Beneficial conversion feature
of convertible debt                                                                      92,465                              92,465

Common stock issued for
investment agreement placement fee                         2,000,000     2,000           (2,000)                                  -

Cancellation of shares                                       (50,000)      (50)              50                                   -

Series A preferred dividend                                    3,714         4               (4)                                  -

Net loss                                                                                                    (1,376,751)  (1,376,751)
                                          ------  ------  ----------  --------  ---------------  --------  -----------  ------------
Balances, December 31, 2004                5,000 $12,500  31,959,247  $ 31,960  $     3,884,516  $188,775  $(5,357,342) $(1,239,591)

Common stock issued for exercise of
Dutchess puts and warrants, including
commissions                                                4,105,616     4,070          358,079                             362,185

Common stock and warrants issued for cash                    750,000       750          116,750                             117,500

Common stock issued as incentive
on notes payable                                           3,777,500     3,777          333,498                             337,275

Common stock and options issued for
consulting and other services                              1,200,000     1,200          235,175                             236,375

Common stock issued as settlement
of lawsuit                                                   250,000       250           22,250                              22,500

Conversion of accrued liabilities
to common stock                                              313,100       313           56,307                              56,620

Conversion of debenture and accrued
interest to common stock                                   2,761,958     2,762          252,228                             254,990
Series A preferred dividend                                    2,487         2               (2)                                  -

Conversion of Series A Preferred
stock to common stock                    (5,000) (12,500)     50,000        50           12,450                                   -
Exercise of Special Warrants                               1,307,250     1,307          187,468  (188,775)                        -

Amortization of beneficial conversion
feature on notes payable                                                                  5,717                               5,717
Net loss                                                                                                    (2,692,656)  (2,692,656)
                                          ------  ------  ----------  --------  ---------------  --------  -----------  ------------
Balances, December 31, 2005                   -  $    -   46,477,158  $ 46,477  $     5,464,436  $      -  $(8,049,998) $(2,539,085)
                                          ======  ======  ==========  ========  ===============  ========  ===========  ============

                      NIGHTHAWK SYSTEMS, INC.
           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                 TWELVE MONTHS ENDED DECEMBER 31,
                                                                                  2005          2004
                                                                              ------------  ------------
Cash flows from operating activities:
      Net loss                                                                $(2,692,656)  $(1,376,751)
                                                                              ------------  ------------
Adjustments to reconcile net loss to net cash used in operating activities:
   Depreciation and amortization                                                    6,438         7,707
   Bad debt expense                                                                 1,861           380
   Common stock issued for consulting and other services                          258,250       205,775
   Beneficial conversion feature                                                    5,717        92,465
   Common stock and warrants issued for interest                                   14,365        78,658
   Common stock issued as placement fee on notes payable                                -        37,500
   Common stock issued as settlement for lawsuit                                   22,500             -
   Note payable issued for consulting                                               8,283             -
   Loan discounts and warrants                                                    327,032        15,104
   Notes payable issued for penalty interest                                      251,636             -
   Shares issued as incentives on notes payable                                   275,142             -
   Stock options issued for consulting services                                    13,875       119,798
Changes in assets and liabilities, net of business acquisition:
  (Increase) in accounts receivable                                               (39,312)       (4,217)
   Decrease (increase) in inventories                                             (53,168)       48,620
   Decrease (ncrease) in prepaids                                                  10,329      (105,407)
   Increase in intangible and other assets                                         (5,807)       (5,084)
   Increase (decrease) in accounts payable                                       (132,005)       29,716
   Increase in accrued expenses                                                    84,869         3,852
                                                                              ------------  ------------
Total adjustments                                                               1,050,005       524,867
                                                                              ------------  ------------
Net cash used in operating activities of continuing operations                 (1,642,651)     (851,884)
                                                                              ------------  ------------

Cash flows from investing activities:
   Purchases of furniture, fixtures and equipment                                  (6,802)            -
                                                                              ------------  ------------
Net cash used in investing activities                                              (6,802)            -
                                                                              ------------  ------------

Cash flows from financing activities:
   Cash overdraft                                                                       -        (3,902)
   Proceeds from the sale of preferred stock                                            -        12,500
   Proceeds from notes payable, related parties                                         -        26,261
   Payments on notes payable, related parties                                      (1,008)      (36,318)
   Proceeds from notes payable, other and warrants                              1,461,133       585,000
   Payments on notes payable, other                                               (21,410)      (71,664)
   Payments on other related party payable                                              -       (25,000)
   Proceeds from sale of note                                                       3,000
   Proceeds from exercise of warrants                                              31,250
   Proceeds from exercise of puts, net of commissions                              89,075
   Proceeds from the issuance of special warrants                                       -       188,775
   Proceeds from the sale of common stock                                         117,500       237,350
                                                                              ------------  ------------
Net cash provided by financing activities                                       1,679,540       913,002
                                                                              ------------  ------------
Net increase in cash                                                               30,087        61,118
Cash, beginning balance                                                            61,118             -
                                                                              ------------  ------------
Cash, ending balance                                                          $    91,205   $    61,118
                                                                              ============  ============

                     NIGHTHAWK SYSTEMS, INC.
           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                 TWELVE MONTHS ENDED DECEMBER 31,
                           (CONTINUED)
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
                                                                                  2005           2004
                                                                              ------------  ------------
Cash paid for interest                                                        $    38,717   $    26,228
                                                                              ============  ============
SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

Common shares issued as incentives for notes payable, other                   $   337,275
                                                                              ============
Common shares and options issued for prepaid consulting agreements            $   236,375
                                                                              ============
Conversion of accrued expenses to common stock                                $    56,620
                                                                              ============
Conversion of Series A preferred stock to common stock                        $    12,500
                                                                              ============
Conversion of Special Warrants to common stock                                $   188,775
                                                                              ============

Common shares issued as payments on notes payable, other                      $   245,384
                                                                              ============

Common shares issued for commissions on puts                                  $     5,568
                                                                              ============

Conversion of notes payable and accrued interest to common stock
   Notes payable                                                              $   240,625   $   224,390
   Accrued interest                                                                14,365        22,179
                                                                              ------------  ------------
Total amount converted                                                        $   254,990   $   246,569
                                                                              ============  ============
Preferred stock dividends issued in common stock                              $       440   $       644
                                                                              ============  ============

The accompanying notes are an integral part of these financial statements.

                           NIGHTHAWK  SYSTEMS,  INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 2005 AND 2004

1. ORGANIZATION, GOING CONCERN, RESULTS OF OPERATIONS AND MANAGEMENT'S PLANS ORGANIZATION

Nighthawk Systems, Inc. ("Nighthawk" or "the Company") designs and manufactures intelligent remote power control products that are easy to use, inexpensive and can remotely control virtually any device from any location. The Company's proprietary, wireless products are ready to use upon purchase, so they are easily installed by anyone, regardless of technical ability, and are also easily integrated into third-party products, systems and processes. They allow for intelligent control by interpreting instructions sent via paging and satellite media, and executing the instructions by 'switching' the electrical current that powers the device, system or process. Nighthawk's intelligent products can be activated individually, in pre-defined groups, or en masse, and for specified time periods with a simple click of a mouse or by dialing a telephone number.

GOING  CONCERN,  RESULTS  OF  OPERATIONS  AND  MANAGEMENT'S  PLANS

The Company incurred a net loss of approximately $2.7 million during the year ended December 31, 2005 and had a stockholders' deficit and working capital deficiency of approximately $2.5 million and $500,000, respectively, as of December 31, 2005. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Although no assurance can be given that such plans will be successfully implemented, management's plans to address these concerns include:

1.  Raising  working  capital  through  additional  borrowings.
2.  Raising  equity  funding  through  sales  of  the  Company's  common  stock.
3.  Implementation  of  the  Company's  sales  and  marketing  plans.

In August 2004, the Company signed a financing arrangement with Dutchess Private Equities, II, L.P. ("Dutchess") under which the Company received $250,000 in exchange for a convertible debenture during August 2004. The Company also signed an investment agreement under which Dutchess agreed to purchase up to $10.0 million in common stock from the Company, at the Company's discretion, over the next three years, subject to certain limitations including the Company's then current trading volume. Although the amount and timing of specific cash infusions available under the entire financing arrangement cannot be predicted with certainty, the arrangement represents a contractual commitment by Dutchess to provide funds to the Company.

From August 2004, when Dutchess first provided funding to the Company, through December 31, 2005, Dutchess provided the Company with $1,960,633 in net cash proceeds in return for convertible debentures and promissory notes totaling $2,621,469. During the twelve months ended December 31, 2005, the Company also exercised seventeen (17) puts to Dutchess that produced cash proceeds of $342,477, of which $245,384 was used to repay outstanding notes and accrued interest, in exchange for the issuance of 3,819,654 shares. On March 9, 2005, Dutchess exercised 250,000 warrants at $0.125 each, for total proceeds of $31,250, $15,000 of which was applied to outstanding notes and accrued interest. For more information on the transactions with Dutchess, please see Note 7 - Notes payable, Note 8 - Stockholders' deficit, and Note 11 - Subsequent events. Although no assurance may be given that it will be able to do so, the Company expects to be able to continue to access funds under this arrangement to help it fund near-term and long-term sales and marketing efforts, and to cover cash flow deficiencies.

During 2005, the Company hired its first full-time personnel that were dedicated only to developing sales channels and sales opportunities. The Company also developed new or enhanced existing products in order to better penetrate targeted markets. As a result, as of December 31, 2005, the Company had developed a pipeline of potential sales opportunities that included in excess of $6,000,000 for which it had submitted quotes at customers' requestsNo assurance may be given that the Company will be successful in winning these bids or growing revenues based on the pipeline of opportunities.

The  Company's  strategic  initiatives  for  2006  include:
-  Capitalize  on  existing  enterprise  sales  opportunities
-  Cultivate  and  capitalize  on  indirect  sales  channels
-  Enhance  our  marketing  effort to support direct and indirect sales channels
- Bundle our products with ancillary products and services to enhance revenue opportunities
-  Develop  and  sell  a  device  that  functions on multiple wireless protocols
-  Form  an  advisory  board  with relevant industry expertise and relationships
- Execute on a strategic acquisition that is scalable and complementary to our existing business

The accompanying financial statements do not include any adjustments relating to the recoverability and classification of assets or the amounts of liabilities that might be necessary should the Company be unsuccessful in implementing these plans, or otherwise be unable to continue as a going concern.

2.  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES

REVENUE  RECOGNITION

Revenue from product sales is recognized when all significant obligations of the Company have been satisfied. Revenues from equipment sales are recognized either on the completion of the manufacturing process, or upon shipment of the equipment to the customer, depending on the Company's contractual obligations. The Company occasionally contracts to manufacture items, bill for those items and then hold them for later shipment to customer-specified locations. The Company had no bill and hold sales at December 31, 2005 or December 31, 2004. Revenue related to airtime billing is recognized when the service is performed. Some customers pre-pay airtime on a quarterly or annual basis and the pre-paid portion is recorded as deferred revenue. Deferred revenue, included in accrued expenses on the balance sheet at December 31, 2005, is approximately $12,200.

PROVISION  FOR  DOUBTFUL  ACCOUNTS

The Company reviews accounts receivable periodically for collectibility and establishes an allowance for doubtful accounts and records bad debt expense when deemed necessary.

CONCENTRATIONS

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of trade accounts receivable. Receivables arising from sales to customers are not collateralized and, as a result, management continually monitors the financial condition of its customers to reduce the risk of loss. At December 31, 2005, the Company had approximately $83,200 in accounts receivable, net of the allowance for doubtful accounts. Approximately $39,106 of this balance, or 47%, was from three customers. Each balance was collected subsequent to December 31, 2005.

During 2005, two customers accounted for approximately 12% and 15% of total revenue, respectively. During 2004, three customers accounted for approximately 26%, 20% and 12% of sales, respectively.

During 2005, the Company's single largest supplier accounted for approximately 54% of the Company's purchases of pre-manufactured component materials. During 2004, the Company's three largest suppliers accounted for approximately 47%, 11% and 11%, respectively, of the Company's purchases of pre-manufactured component materials. As the pre-manufactured components are a crucial integral component of the Company's product, the loss of one or more of the Company's major suppliers may have an adverse effect on the Company's ability to maintain production of their products on a cost effective basis in the future.

INVENTORIES

Inventories consist of parts and pre-manufactured component materials and finished goods. Inventories are valued at the lower of cost or market using the first-in, first-out (FIFO) method.

PROPERTY  AND  EQUIPMENT

Property and equipment are recorded at cost. Depreciation is recorded using the straight-line method over the estimated useful lives of five to seven years. Maintenance and repairs are expensed as incurred and improvements are capitalized. Upon sale or retirement of assets, the cost and related accumulated depreciation or amortization is eliminated from the respective accounts and any resulting gains or losses are reflected in operations.

INTANGIBLE  ASSETS

Intangible assets include patent costs and are stated at cost. If the patents are granted, the Company will then begin to amortize the patents over the shorter of the lives of the patents or the estimated useful lives using the straight-line method. The Company reviews these and any other long-lived assets for impairment whenever events or changes in circumstances indicate their carrying amounts may not be recoverable. Recoverability of an asset to be held and used is measured by a comparison of the carrying amount of the asset to future undiscounted cash flows expected to be generated by the asset. If the asset is considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Based on its review, management does not believe that any impairment of intangible or other long-lived assets exists at December 31, 2005.

ADVERTISING

Advertising costs are expensed as incurred. For the years ended December 31, 2005 and 2004, advertising costs were approximately $9,600 and $9,200, respectively.

INCOME  TAXES

Deferred tax assets and liabilities are recorded for the estimated future tax effects of temporary differences between the tax basis of assets and liabilities and amounts reported in the accompanying balance sheets, and for operating loss and tax credit carry forwards. The change in deferred tax assets and liabilities for the period measures the deferred tax provision or benefit for the period. Effects of changes in enacted tax laws on deferred tax assets and liabilities are reflected as adjustments to the tax provision or benefit in the period of enactment. The Company's deferred tax assets have been completely reduced by a valuation allowance because management does not believe realization of the deferred tax assets is sufficiently assured at the balance sheet date.

FINANCIAL  INSTRUMENTS

The carrying amounts of cash, accounts receivable and accounts payable approximate their fair values due to their short duration. Notes with floating or fixed interest rates approximate their fair values based on market rate information currently available to the Company. The fair values of notes with related parties are not practicable to estimate based upon the related party nature of the underlying transactions.

NET  LOSS  PER  SHARE

Basic net loss per share is computed by dividing the net loss applicable to common stockholders by the weighted-average number of shares of common stock outstanding for the year. Diluted net loss per share reflects the potential dilution that could occur if dilutive securities were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company, unless the effect of such inclusion would reduce a loss or increase earnings per share. For the years ended December 31, 2005 and 2004, the effect of the inclusion of dilutive shares would have resulted in a decrease in loss per share. Accordingly, the weighted average shares outstanding have not been adjusted for dilutive shares.

USE  OF  ESTIMATES

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

SHIPPING  AND  HANDLING  FEES  AND  COSTS

The Company records shipping and handling fees billed to customers as revenue, and shipping and handling costs incurred with the delivery of its products as cost of sales. For the years ended December 31, 2005 and 2004, the Company recognized approximately $5,468 and $6,900, respectively, as revenue from shipping and handling fees. For the years ended December 31, 2005 and 2004, the Company recognized approximately $6,700 and $4,300, respectively, in cost of sales for shipping and handling fees.

RECLASSIFICATIONS

Certain amounts reported in the consolidated financial statements for the year ended December 31, 2004 have been reclassified to conform to the December 31, 2005 presentation.

SHARE-BASED  PAYMENT  TRANSACTIONS

In December 2004, the Financial Accounting Standards Board ("FASB") issued SFAS No. 123R "Share-Based Payment", which addresses the accounting for share-based payment transactions. SFAS 123R eliminates the ability to account for share-based compensation transactions using APB 25, and instead, generally requires that such transactions be accounted and recognized in the statement of operations based on their fair value. SFAS No. 123R will be effective for small business issuers as of the beginning of the first interim or annual reporting period that begins after December 15, 2005. SFAS No. 123R offers the Company alternative methods of adopting this standard. The Company has not yet determined which alternative method it will use. Depending upon the number and terms of options that may be granted in future periods, the implementation of this standard could have a material impact on the Company's financial position and results of operations.

STOCK-BASED  COMPENSATION

The Company has adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). The provisions of SFAS 123 allow companies to either expense the estimated fair value of stock options or to continue to follow the intrinsic value method set forth in Accounting Principles Bulletin Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") but disclose the pro forma effects on net income (loss) had the fair value of the options been expensed. The Company has elected to continue to apply APB 25 in accounting for its employee stock option incentive plans. Under APB 25, where the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation is recognized. As all employee options were issued at or above market during 2005 and 2004, no compensation expense was recognized in either year. If compensation expense for the Company's stock-based compensation plans had been determined consistent with SFAS 123, the Company's net loss and net loss per share including pro forma results would have been the amounts indicated below:

                                                            YEAR ENDED DECEMBER 31,
                                                            -----------------------
                                                         2005                      2004
                                                    --------------          ----------------
Net  loss  applicable  to  common  stockholders:
As reported                                         $ (2,692,656)           $   (1,377,395)
Total  stock-based  employee  compensation
expense  determined under fair value
based method for all employee awards, net                (20,265)                  (68,703)
                                                    --------------          ----------------
Pro forma net loss                                  $ (2,672,391)           $   (1,446,098)
                                                    ==============          ================

Net  loss  per  share:
As  reported:
Basic and diluted                                   $      (0.07)           $        (0.05)
Pro  forma:
Basic and diluted                                   $      (0.07)           $        (0.05)

The pro forma effect on net loss may not be representative of the pro forma effect on net income or loss of future years due to, among other things: (i) the vesting period of the stock options and the (ii) fair value of additional stock options in future years.

For the purpose of the above table, the fair value of each option grant is estimated as of the date of grant using the Black-Scholes option-pricing model with the following assumptions:

Black-Scholes  Assumptions

                                2005          2004

Dividend yield                  0.00%         0.00%
Expected volatility         1.117 - 1.31      1.167
Risk-free interest rate         4.50%         4.50%
Expected life in years         2 years       2 years

The weighted average fair value at date of grant for options granted during 2005 was $0.086 The fair value at grant date for options granted in 2004 was $0.055 per share using the above assumptions.

The weighted average fair value at date of grant for options granted during 2005 was $0.086 The fair value at grant date for options granted in 2004 was $0.055 per share using the above assumptions.
3.  FURNITURE,  FIXTURES  AND  EQUIPMENT
Furniture, fixtures and equipment consist of the following at December 31, 2005:

                       Equipment                     $  37,108
                       Furniture  and  fixtures          3,378
                       Software                          3,171
                                                     ----------
                                                        43,657
                       Less  accumulated  depreciation (30,226)
                                                     ----------
                                                     $  13,431
                                                     ==========


4.  COMMITMENTS  AND  CONTINGENCIES

LEASES

The Company leases office and warehouse space under month-to-month operating leases in Denver, Colorado and San Antonio, Texas. Rent expense incurred for the years ended December 31, 2005 and 2004 was approximately $29,600 each year.

LITIGATION

In April 2004, the Company, along with current officers, board members, and several of the Company's former directors, were sued in the Colorado District Court by a former director (Larry Brady) and former member of management (Mark Brady, Larry's son) for, among other things, breach of contract for unlawful termination and failure to provide stock allegedly promised during their service as Company director and chief financial officer, respectively, for part of 2001 and part of 2002. The Company denied the allegations. Further, the Company counter-sued the Bradys for non-performance and breach of fiduciary duties. Pursuant to a court order, dated June 23, 2005, the judge terminated the Bradys' lawsuit, dismissing it, outright. In July of 2005, in an effort to bar the Bradys from raising these issues in the future, the Company engaged in a mutual release of all claims and issued a total of 250,000 shares of unregistered common stock and $10,000 to Lawrence Brady, Mark Brady, and their counsel. The Company recognized $32,500 in expenses for the quarter ended June 30, 2005 in relation to this settlement.

Certain claims and lawsuits have arisen against the Company in its normal course of business. The Company believes that such claims and lawsuits have not had, and will not have, a material adverse effect on the Company's financial position, cash flow or results of operations.

5.  INCOME  TAXES

The Company accounts for income taxes using the liability method in accordance with SFAS No. 109, Accounting for Income Taxes. The liability method provides that the deferred tax assets and liabilities are recorded based on the difference between the tax bases of assets and liabilities and their carrying amount for financial reporting purposes, as measured by the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Deferred tax assets are carried on the balance sheet with the presumption that they will be realizable in future periods when pre-tax income is generated. Predicting the ability to realize these assets in future periods requires a great deal of judgment by management. In management's judgment, the Company cannot predict with reasonable certainty that the tax assets resulting from losses will be fully realized in future periods. SFAS No. 109 requires a valuation allowance to reduce the deferred tax assets reported if, based on the weight of the evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. After consideration of all of the evidence, both positive and negative, management determined that a $2,739,000 valuation allowance at December 31, 2005 was necessary to reduce the deferred tax assets to the amount that will more likely than not be realized. The change in the valuation allowance for the current year is a net increase of $972,000. At December 31, 2005, the Company has approximately $7.45 million of net operating loss carryforwards, which expire from 2014 through 2025. The net operating loss carryforwards include losses from the acquisition of PCT and may be subject to certain restrictions in the future.
Income  tax  benefit  consists  of  the  following:

                            YEARS ENDED DECEMBER 31,

                                               2005          2004
                                          ------------  ------------
Deferred  tax  benefit
  Federal                                 $  (868,000)  $  (444,000)
  State                                      (134,000)      (69,000)
                                          ------------  ------------
                                           (1,002,000)     (513,000)
Increase  in  valuation  allowance          1,002,000       513,000
                                          ------------  ------------
                                          $         -   $         -
                                          ============  ============

The difference between the expected tax (benefit) computed at the Federal statutory income tax rate of 34% and the effective tax rate for the years ended December 31, 2005 and 2004 follows:
                            YEARS ENDED DECEMBER 31,

                                                   2005            2004
                                             --------------  ---------------
                                             AMOUNT     %     AMOUNT     %
                                             -------------------------------
Computed  "expected"  tax                    $(916,000)  34%  $(469,000)  34%
State  income  taxes,  net  of  federal
income  tax  benefit                           (88,000)  3%    (46,000)   3%
Increase  in  valuation  allowance           1,002,000  -37%    513,000  -37%
Non-deductible  expenses  and  other             2,000   0%      2,000    0%
                                             -------------------------------
                                             $       -   0%  $       -    0%
                                             ===============================

Significant deferred tax assets and liabilities represent the future impact of temporary differences between the financial statement and tax bases of assets and liabilities. The Company's deferred tax assets have been completely reduced by a valuation allowance because management does not believe realization of the deferred tax assets is sufficiently assured at the balance sheet date. The deferred tax assets and associated valuation allowance are as follows:
                            YEARS ENDED DECEMBER 31,

                                              2005          2004
                                         -------------  -------------
Deferred  tax  assets:
Net  operating  loss  carry  forwards    $  2,739,000  $  1,737,000
Valuation  allowance                       (2,739,000)   (1,737,000)
                                         -------------  -------------
Net  deferred  tax  assets               $          -  $          -
                                         =============  =============

6.  LINE  OF  CREDIT

The Company has $19,792 outstanding at December 31, 2005 under a $20,000 unsecured line of credit with a bank. Borrowings under the line of credit bear interest at an annual rate of 10.25% at December 31, 2005. Interest is due monthly. The line of credit is guaranteed by three stockholders and an officer of the Company.

7.  NOTES  PAYABLE

At December 31, 2005, notes payable consist of the following:

Related parties:
Note payable, officer; unsecured; interest at prime rate plus 5.5% (12.75 % at December 31, 2005);
due on demand                                                                                           $    9,555
Note payable, officer; unsecured; interest at 23.99%, revolving                                              4,839
                                                                                                        ----------
                                                                                                            14,394
                                                                                                        ==========
Other:
Convertible note payable to stockholder, 8% interest rate, in default as of the date of this
report, secured by all assets of the Company(1)                                                           $160,000
Notes payable to stockholder, 8% interest rate, in default as of the date of this report,
secured by all assets of the Company (1)                                                                  $165,000

Unsecured note with a financial institution, 17.24% interest rate, interest and principal
due monthly through November 2008                                                                           19,102
Dutchess note payable, $156,000 face amount,  no stated interest rate but with an implied
annual rate of 41.70%, due August 3, 2006                                                                  110,166
Dutchess note payable, $162,000 face amount,  no stated interest rate but with an implied
annual rate of 36.68%, due September 1, 2006                                                                54,916
Dutchess note payable, $150,000 face amount, no stated interest rate but with an implied
annual rate of 41.71%, due October 31, 2006                                                                129,167
Dutchess note payable, $198,000 face amount, no stated interest rate but with an implied
annual rate of 41.09%, due December 12, 2006                                                               166,685
                                                                                                        ----------
                                                                                                        $  805,036
                                                                                                        ==========

Long Term:
Dutchess convertible debenture, 10% interest rate, due October 3, 2010, implied annual rate of 13.5%    $  145,000
Dutchess convertible debenture, 5% interest rate, due December 1, 2010                                     500,000
Dutchess convertible debenture, 10% interest rate, due December 12, 2009                                 1,419,836
                                                                                                        ----------
                                                                                                        $2,064,836
                                                                                                        ==========

1) Based upon discussions with the shareholder, who is a former board member, the Company does not expect to receive a notice of default and to have the notes called by the holder. However, no assurance may be given that this will be the case.

During 2005, Dutchess loaned the company net cash proceeds of $1,461,133 in the form of short-term promissory notes and long-term convertible debentures. The promissory notes have no stated interest rate but have a face amount greater than the funded amount. The notes are recorded by the Company at the discounted amount, and the difference between the face and funded amount is recognized as interest expense over the life of the loan. Outstanding principal balances on promissory notes that matured during the year were rolled into new promissory notes or debentures, plus a 10% penalty on the face amount of the note that expired. The convertible debentures carry interest rates of 10%. Dutchess also received incentive shares on all new cash proceeds loaned to the Company. These incentive shares are recorded as prepaid interest and expensed over the life of the loan. As collateral for the promissory notes, Dutchess holds put notices which it may exercise in order to pay down the note balances. The following paragraphs describe activity during 2005 on notes and debentures between the Company and Dutchess.

During the year, Dutchess was issued 2,761,958 shares of common stock in exchange for converting the remaining $254,990 in outstanding principal and interest on the $250,000 convertible debenture entered into during August 2004. On January 18, 2005, Dutchess loaned the Company $225,000. The note had no stated interest rate but had a face amount of $270,000 and matured on May 18, 2005. Dutchess was issued 250,000 incentive shares of unregistered common stock for the note, which made the implied annual interest rate on the note 194.5%. The Company made payments of $140,633 on this note before the remaining balance, plus a $27,000 penalty, was rolled into a note dated May 19, 2005. See below. On April 7, 2005, Dutchess loaned the Company $488,500 which generated net cash proceeds of $157,000 to the Company. The remaining $331,000 borrowed under this note was a rollover of promissory note dated December 3, 2004 with a face amount of $300,000, which matured on April 3, 2005. The note had no stated interest rate but had a face amount of $586,200 and matured on June 7, 2005. Dutchess was issued 250,000 incentive shares of unregistered common stock for the note, which made the implied interest rate on the note 121%. Dutchess also required the Company to hire Edgarization, LLC for consulting services and Nighthawk issued the consulting company 300,000 shares of common stock. The Company recorded the fair value of these shares as prepaid consulting and will expense their value over the term of the agreement. The Company made no payments on this note before the face amount of the note, plus a penalty and penalty interest of $73,954 was rolled into a note dated July 8, 2005. See below

On May 12, 2005, Dutchess loaned the Company $100,000. The note had no stated interest rate but had a face amount of $120,000 and matured on December 12, 2005. Dutchess was issued 100,000 incentive shares of unregistered common stock for the note, which made the implied annual interest rate 73.70%. The Company made no payments on this note before the face amount of the note, plus a penalty of $12,000 was rolled into a convertible debenture dated December 30, 2005. See below.

On May 19, 2005, Dutchess loaned the Company $200,000 which generated net cash proceeds of $43,633 to the Company. The remaining $156,367 borrowed under this note was a rollover of the remaining principle balance outstanding on the note dated January 18, 2005, plus a penalty of $27,000, described above. The note had no stated interest rate but had a face amount of $240,000 and matured on December 19, 2005. Dutchess was issued 200,000 incentive shares of unregistered common stock for the note, which made the implied annual interest rate on the note 71.55%. The Company made no payments on this note before the face amount of the note, plus a penalty of $24,000 was rolled into a convertible debenture dated December 30, 2005. See below.

On June 8, 2005, Dutchess loaned the Company $100,000. The note had no stated interest rate but had a face amount of $120,000 and matured on January 8, 2006. Dutchess was issued 100,000 incentive shares of unregistered common stock for the note, which made the implied annual interest rate on the note 65.16%. The Company made no payments on this note before the face amount of the note, plus a penalty of $12,000 was rolled into a convertible debenture dated December 30, 2005. See below.

On July 8, 2005, Dutchess loaned the Company $795,154 which generated net cash proceeds of $135,000 to the Company. The remaining $660,154 borrowed under this note was a rollover of the remaining principle balance outstanding on the note dated April 7, 2005, plus a penalty and penalty interest of $73,954, described above. The note had no stated interest rate but had a face amount of $820,154 and was scheduled to mature on February 8, 2006. Dutchess was issued 285,000 incentive shares of unregistered common stock for the note, which made the implied annual interest rate on the note 11.81%. The Company made no payments on this note before the face amount of the note, plus a penalty of $82,015 was rolled into a convertible debenture dated December 30, 2005. See below. On August 3, 2005, Dutchess loaned the Company $130,000. The note had no stated interest rate but had a face amount of $156,000 and matures on August 3, 2006. Dutchess was issued 285,000 incentive shares of unregistered common stock for the note, which makes the implied annual interest rate 41.7% . The Company made $30,667 in payments against this note prior to December 31, 2005 through the exercise of puts under its investment agreement.

On September 1, 2005, Dutchess loaned the Company $135,000. The note had no stated interest rate but had a face amount of $162,000 and matures on September 1, 2006. Dutchess was issued 285,000 incentive shares of unregistered common stock for the note, which makes the implied annual interest rate on the note 36.68%. The Company made $89,084 in payments against this note prior to December 31, 2005 through the exercise of puts under its investment agreement. On October 3, 2005, Dutchess loaned the Company $145,000 under a convertible debenture that matures on October 3, 2010. The debenture has a stated annual interest rate of 10%. Dutchess was issued 362,500 incentive shares of unregistered common stock for the note, which makes the implied annual interest rate 13.5%. The Company did not make any payments against this debenture prior to December 31, 2005.

On October 31, 2005, Dutchess loaned the Company $125,000. The promissory note had no stated interest rate but had a face amount of $150,000 and matures on 10/31/06. Dutchess was issued 460,000 incentive shares of unregistered common stock for the note, which makes the implied annual interest rate on the note 41.71%. The Company did not make any payments against this note prior to December 31, 2005.

On December 12, 2005, Dutchess loaned the Company $165,000. The promissory note had no stated interest rate but had a face amount of $198,000 and matures on 12/12/06. Dutchess was issued 1,200,000 incentive shares of unregistered common stock for the note, which makes the implied annual interest rate on the note 41.09%. The Company did not make any payments against this note prior to December 31, 2005.

On December 30, 2005, Dutchess converted the outstanding principle balances on notes dated May 12, May 19, June 8 and July 8 2005, plus combined total penalties of $130,015, into a $1,419,836 convertible debenture that matures December 30, 2009. The debenture has a stated annual interest rate of 10%. No incentive shares were issued for this debenture, and no payments were made against the debenture prior to December 31, 2005.

Effective December 1, 2005, the Company entered into a twelve month consulting agreement with Dutchess Advisors LLC, an entity affiliated with Dutchess, under which Dutchess Advisors will advise the Company with respect to operations, business strategy and capital structure. As compensation under the agreement,
Dutchess  Advisors  will  receive  cash  compensation  of  $10,000  per  month.
Additionally, Dutchess Advisors paid the Company $3,000 for a $500,000 convertible debenture that matures on December 1, 2005 and carries an annual interest rate of 5%.

8.  STOCKHOLDERS'  DEFICIT

PREFERRED  STOCK
The Company has authorized 5,000,000 shares of $0.001 par value, preferred stock. At December 31, 2004 there were 5,000 shares of preferred stock issued and outstanding. The Preferred Stock paid a 7% annual dividend, on a quarterly basis, in the form of Company common stock and was converted into 50,000 common shares of the Company on June 30, 2005. Preferred stock dividends of $440 were accrued during the year which are payable in 2,487 shares of common stock of the Company.

COMMON  STOCK

The Company held a special shareholders' meeting on January 6, 2005 where an amendment to the Amended and Restated Articles of Incorporation of Nighthawk Systems, Inc. was approved to increase the number of authorized shares of our common stock from 50,000,000 to 200,000,000.

During the first quarter of 2005, the Company sold 650,000 shares of common stock to an investor for cash at a price of $0.15 per share for proceeds of $97,500. Warrants to purchase 650,000 shares of common stock at an exercise price of $0.25 per share were also included in the sale. We did not publicly offer the securities for sale and the investor is an accredited investor. No underwriters were involved in the sale.

During the second quarter of 2005, the Company sold 100,000 shares of common stock to a business partner of the Company's Chairman for $20,000. We did not publicly offer the securities for sale and this person is an accredited investor. No underwriters were involved in the sale.

During the year ended December 31, 2005, Dutchess was issued 2,761,958 shares of common stock in exchange for converting the remaining $254,990 in outstanding principal and interest on the $250,000 convertible debenture entered into during August 2004. The Company also issued 3,820,154 shares of common stock to Dutchess for the exercise of 17 puts totaling $342,477 during the year under its investment agreement with Dutchess. Of this total,$245,384 in cash proceeds were used to pay down existing note balances, and the remaining $97,093 was used for working capital purposes. Dutchess also exercised 250,000 warrants and received 250,000 shares of common stock in return for $31,250 in cash proceeds to the Company. Of this total, $15,000 was used to pay down an existing note balance, and the remainder was used by the Company for working capital purposes. A total of 3,777,500 incentive shares of unregistered common stock were issued to Dutchess during 2005 in return for notes and debentures entered into with the Company during the year.

A total of 1,200,000 shares of common stock were issued during 2005 to consultants and others in return for $230,525 in services, and 592,859 shares of common stock were issued during 2005 in exchange for accrued liabilities of $73,428.

During 2005, 1,307,250 common shares were issued upon the automatic conversion the Special Warrants issued in 2004. The Special Warrants were sold in 2004 for net proceeds of $188,775 and consisted of the right to one share of the Company's common stock and one warrant to purchase a share of the Company's common stock for $0.30. The warrants remain unexercised as of the date of this report.

The Company recognized 5,717 of beneficial conversion feature as interest expense during 2005 related to debentures held by Dutchess.
Common  stock  warrant  transactions  during 2005 and 2004 are summarized below:

            WARRANTS                     WEIGHTED AVERAGE EXERCISE PRICE
            --------                     -------------------------------
Outstanding at December 31, 2003            3,879,000    $    0.32
Granted                                     3,530,006         0.26
Exercised                                           -            -
Forfeited                                  (2,304,000)        0.45
Other (a)                                   1,510,050         0.10
                                         --------------  ---------------
Outstanding at December 31, 2004            6,615,056         0.19
Granted                                             -            -
Exercised                                     250,000          .13
Forfeited                                  (1,075,000)         .25
Other (a)                                  (2,010,050)        0.10
                                         --------------  ---------------
Outstanding at December 31, 2005            3,280,006    $    0.27
                                         ==============  ===============

(a) Based on an agreement signed in 2003, one warrant holder could exercise up to $200,000 in warrants prior to March 31, 2005 at the lesser of $2.00 per share or 50% of the consecutive 10-day average closing price prior to the election to exercise the warrant. As of December 31, 2003, 500,000 warrants were included in the total above. As of December 31, 2004, the holder had the right to exercise up to 2,010,050 warrants at $0.0995 each, so 1,050,050 warrants were added as outstanding. The agreement expired in 2005, so the entire balance of 2,010,050 was deducted from the totals during 2005.

9.  RELATED  PARTY  TRANSACTIONS

During the year ended December 31, 2004, a business partner of the Company's Chairman billed the Company $20,000 for consulting services. The liability was settled for 175,000 shares of the Company's common stock in the first quarter of 2005. During the second quarter of 2005, the Company sold 100,000 shares of common stock to this same individual for $20,000. We did not publicly offer the securities for sale and this person is an accredited investor. No underwriters were involved in the sale.

10.  STOCK  OPTIONS

Upon the reverse acquisition of Peregrine, Inc. on February 1, 2002, the 2000 Performance Stock Option Plan (the "Plan") of PCT was automatically terminated. As such, no options were outstanding as of December 31, 2002. This option plan was subsequently adopted by the Company's Board effective January 1, 2003. The Plan provides for awards in the form of options, including incentive stock options and non-qualified stock options. Under the plan, options granted vest at a rate set by the board of directors or committee appointed by the board directors, and options are exercisable up to 10 years from the date of grant at not less than 100% of the fair value of the common stock on the date of grant. If the option holder owns 10% or more of the Company's common stock, the options are exercisable at not less than 110% of the fair value of the common stock on the date of grant. At the Company's Annual Shareholders meeting held in November 2003, the shareholders approved a name change for the plan to the Nighthawk Systems, Inc. 2003 Stock Option Plan and increased the number of shares eligible for distribution under the plan to 5,000,000.

During 2004, 1,000,000 options, which vested immediately, were granted to the Directors of the Company. Also during 2004, 630,000 options were granted for consulting services, which vested immediately. The Company recognized $26,460 in expenses related to the issuance of the options issued for consulting services. During 2005, the Company granted a total of 550,000 options to employees vesting in thirds over a three-year period, and an additional 100,000 options which vested immediately during the year.

The following summarizes the stock option activity for the years ended December 31, 2005 and 2004:

                                    OPTIONS    WEIGHTED AVERAGE EXERCISE PRICE
                                    -------    -------------------------------
            2004
Outstanding at beginning of year   2,285,000            $   0.22
Options granted                    1,630,000                0.11
Options exercised                   (630,000)               0.18
Options forfeited or expired        (250,000)               0.22
                                  -----------
Outstanding at end of year         3,035,000                0.17
                                  ===========
Options exercisable at year end    1,995,000                0.14
                                  ===========
Options available for
grant at end of year               1,335,000
                                  ===========
            2005
Outstanding at beginning of year   3,035,000            $   0.17
Options granted                      650,000                0.14
Options exercised                          -                   -
Options forfeited or expired        (250,000)               0.20
                                  -----------
Outstanding at end of year         3,435,000                0.16
                                  ===========
Options exercisable at year end    2,615,000                0.16
                                  ===========
Options available for grant
at end of year                       935,000
                                  ===========

11.  SUBSEQUENT  EVENTS

On January 9, 2006, Dutchess loaned the Company an additional $245,000. The promissory note has no stated interest rate but has a face amount of $294,000 and matures on January 9, 2007. In connection with the note, Dutchess was issued 653,000 incentive shares of unregistered common stock.

On February 8, 2006, Dutchess loaned the Company an additional $205,000. The convertible debenture bears an interest rate of 10% and matures on February 8, 2011. In connection with the note, Dutchess was issued 615,000 incentive shares of unregistered common stock.

On March 16, 2006, Dutchess loaned the Company an additional $185,000. The convertible debenture bears an interest rate of 10% and matures on March 16, 2011. In connection with the note, Dutchess was issued 444,000 incentive shares of unregistered common stock.

During the period from January 1, 2006 through April 10, 2006, the Company exercised fourteen (14) puts to Dutchess totaling 13,226,916 shares for proceeds of $1,262,243. The proceeds were used to repay portions of previously issued notes and debentures to Dutchess.

                                                 NIGHTHAWK SYSTEMS, INC.
                                         CONDENSED CONSOLIDATED BALANCE SHEET
                                                     MARCH 31, 2006
        ASSETS

Current assets:
     Cash                                                                                                  $   109,900
     Accounts receivable, net of allowance for doubtful accounts of $147                                        79,410
     Inventories                                                                                               160,832
     Prepaids                                                                                                  639,127
                                                                                                           ------------
               Total current assets                                                                            989,269
                                                                                                           ------------

Furniture, fixtures and equipment, net                                                                          19,908
Intangible and other assets                                                                                     19,548
                                                                                                           ------------
                                                                                                           $ 1,028,725
                                                                                                           ============


      LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
    Accounts payable                                                                                       $   292,847
    Accrued expenses                                                                                           338,227
    Line of credit                                                                                              19,792
    Notes payable:
        Related parties                                                                                         13,947
        Other                                                                                                  381,322
                                                                                                           ------------
               Total current liabilities                                                                     1,046,135
                                                                                                           ------------

Long-term liabilities:
   Convertible debt                                                                                          2,104,836
                                                                                                           ------------
Commitments and contingencies

Stockholders' deficit:
    Preferred stock, $0.001 par value; 5,000,000 shares authorized; no shares issued and outstanding                 -
    Common stock; $0.001 par value; 200,000,000 shares authorized; 66,579,232 issued and outstanding            66,579
    Additional paid- in capital                                                                              7,176,854
    Accumulated deficit                                                                                     (9,365,679)
                                                                                                           ------------
               Total stockholders' deficit                                                                  (2,122,246)
                                                                                                           ------------
                                                                                                           $ 1,028,725
                                                                                                           ============

                       The accompanying notes are an integral part of these financial statements.

                              NIGHTHAWK SYSTEMS, INC.
                  CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                           THREE MONTHS ENDED MARCH 31,
                                                                        2006          2005
                                                                    ------------  ------------
Revenue                                                             $   141,387   $   171,222
Cost of goods sold                                                       98,812       104,524
                                                                    ------------  ------------
     Gross profit                                                        42,575        66,698

Selling, general and administrative expenses                            757,220       561,660
                                                                    ------------  ------------
     Loss from operations                                              (714,645)     (494,962)

 Interest expense:
     Related parties                                                        684           691
     Other                                                              600,352       130,627
                                                                    ------------  ------------
         Total interest expense                                         601,036       131,318
                                                                    ------------  ------------
Net loss                                                             (1,315,681)     (626,280)
Less: preferred stock dividends                                               -          (219)
                                                                    ------------  ------------
Net loss to common stockholders                                     $(1,315,681)  $  (626,499)
                                                                    ============  ============
Net loss per basic and diluted common share                         $     (0.02)  $     (0.02)
                                                                    ============  ============
Net loss to common stockholders per basic and diluted common share  $     (0.02)  $     (0.02)
                                                                    ============  ============
Weighted average common shares outstanding - basic and diluted       58,219,769    33,733,867

          The accompanying notes are an integral part of these financial statements.

                            Nighthawk Systems, Inc.
           Condensed Consolidated Statement of Stockholders' Deficit
                       Three months ended March 31, 2006
                                                                        Common stock        Additional
                                                                --------------------------    paid-in     Accumulated
                                                                   Shares        Amount       capital       deficit         Total
                                                                ------------  ------------  ------------  ------------  ------------
Balances, December 31, 2005                                      46,477,158   $    46,477   $ 5,464,436   $(8,049,998)  $(2,539,085)

Common stock issued for Dutchess  puts, net of commissions       12,615,074        12,615     1,142,768                   1,155,383

Common stock issued as incentive for notes payable                1,712,000         1,712       147,168                     148,880

Common stock issued for consulting services                       4,925,000         4,925       232,075                     237,000

Conversion of accrued expenses to common stock                      850,000           850        34,150                      35,000

Amortization of beneficial conversion feature on notes payable                                  153,269                     153,269

Net loss                                                                                                   (1,315,681)   (1,315,681)
                                                                ------------  ------------  ------------  ------------  ------------
Balances, March 31, 2006                                         66,579,232   $    66,579   $ 7,173,866   $(9,365,679)  $(2,122,246)
                                                                ============  ============  ============  ============  ============

                                   NIGHTHAWK SYSTEMS, INC.
                     CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                THREE MONTHS ENDED MARCH 31,
                                                                                           2006         2005
                                                                                       ------------  ----------
Cash flows from operating activities:
      Net loss                                                                         $(1,315,681)  $(626,280)
                                                                                       ------------  ----------
Adjustments to reconcile net loss to net cash used in operating activities:
   Depreciation and amortization                                                             2,384       1,681
   Employee options vested                                                                   2,988           -
   Loan discounts and warrants                                                             111,250      66,063
   Beneficial conversion feature                                                           153,269           -
   Common stock issued for consulting services                                             177,000      15,000
   Common stock issued for interest                                                         88,109           -
   Shares issued as incentives on notes payable                                            193,192      50,250
   Note payable issued for consulting services                                              24,850           -
   Amortization of prepaid consulting expense                                                    -     121,666
Changes in assets and liabilities:
   (Increase) decrease in accounts receivable                                                3,795     (35,754)
   (Increase) decrease in inventories                                                      (80,955)     (9,976)
   (Increase) decrease in prepaids                                                          (2,756)     23,596
   Increase (decrease) in accounts payable                                                   7,598     (38,739)
   Increase in accrued expenses                                                             29,841      24,275
                                                                                       ------------  ----------
Total adjustments                                                                          710,565     218,062
                                                                                       ------------  ----------
Net cash used in operating activities of continuing operations                            (605,116)   (408,218)
                                                                                       ------------  ----------

Cash flows from investing activities:
   Purchases of furniture, fixtures and equipment                                           (8,861)     (1,973)
                                                                                       ------------  ----------
Net cash used in investing activities                                                       (8,861)     (1,973)
                                                                                       ------------  ----------

Cash flows from financing activities:
   Proceeds from notes payable, related parties                                                  -         339
   Payments on notes payable, related parties                                                 (448)       (550)
   Proceeds from notes payable, other                                                      635,000     225,000
   Payments on notes payable, other                                                         (1,880)   (127,765)
   Payments on long term notes payable                                                           -     (13,399)
   Net proceeds from the sale of common stock, and the exercise  of puts and warrants            -     312,547
                                                                                       ------------  ----------
Net cash provided by financing activities                                                  632,672     396,172
                                                                                       ------------  ----------

Net (decrease) increase in cash                                                             18,695     (14,019)
                                                                                       ------------  ----------
Cash, beginning balance                                                                     91,205      61,118
                                                                                       ------------  ----------
Cash, ending balance                                                                   $   109,900   $  47,099
                                                                                       ============  ==========

                               CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                  (CONTINUED)
Supplemental disclosures of cash flow information:                                 QUARTERLY PERIOD ENDED MARCH 31,
                                                                                           2006         2005
                                                                                       ------------  ----------

Cash paid for interest                                                                 $     8,269   $  18,312
                                                                                       ============  ==========
Supplemental disclosure of non-cash investing and financing activities:

Common shares issued as payments on notes payable, other                               $ 1,205,334
                                                                                       ============

Conversion of accrued expenses to common stock                                         $    35,000   $  56,620
                                                                                       ============  ==========

Conversion of notes payable and accrued interest to common stock
   Notes payable                                                                                     $  29,498
   Accrued interest                                                                                      1,752
                                                                                                     ----------
Total amount converted                                                                               $  31,250
                                                                                                     ==========

Preferred stock dividends issued in common stock                                                     $     219
                                                                                                     ==========

                    The accompanying notes are an integral part of these financial statements.

                             NIGHTHAWK SYSTEMS, INC.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                   THREE MONTHS ENDED MARCH 31, 2006 AND 2005
                                   (unaudited)

1. ORGANIZATION, GOING CONCERN, RESULTS OF OPERATIONS AND MANAGEMENT'S PLANS ORGANIZATION

Nighthawk Systems, Inc. ("the Company") designs and manufactures intelligent remote power control products that are easy to use, inexpensive and can remotely control virtually any device from any location. The Company's proprietary, wireless products are ready to use upon purchase, so they are easily installed by anyone, regardless of technical ability, and are also easily integrated into third-party products, systems and processes. They allow for intelligent control by interpreting instructions sent via wireless media, and executing the instructions by 'switching' the electrical current that powers the device, system or process. Nighthawk's intelligent products can be activated individually, in pre-defined groups, or en masse, and for specified time periods with a simple click of a mouse or by dialing a telephone number.

GOING  CONCERN,  RESULTS  OF  OPERATIONS  AND  MANAGEMENT'S  PLANS

The Company incurred a net loss of approximately $1.3 million during the quarter ended March 31, 2006 and had a stockholders' deficit and working capital deficiency of approximately $2.1 million and $57,000 respectively, as of March 31, 2006. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Although no assurance can be given that such plans will be successfully implemented, management's plans to address these concerns include:

-  Raising  working  capital  through  additional  borrowings.
-  Raising  equity  funding  through  sales  of  the  Company's  common  stock.
-  Implementation  of  the  Company's  sales  and  marketing  plans.

During a prior year the Company signed a financing arrangement with Dutchess Private Equities, II, L.P. ("Dutchess") under which the Company received $250,000 in exchange for a convertible debenture during August 2004. The Company also signed an investment agreement under which Dutchess agreed to purchase up to $10.0 million in common stock from the Company, at the Company's discretion, over the next three years, subject to certain limitations including the Company's then current trading volume. Although the amount and timing of specific cash infusions available under the entire financing arrangement cannot be predicted with certainty, the arrangement represents a contractual commitment by Dutchess to provide funds to the Company. Since entering into the arrangement with Dutchess, the Company has utilized the arrangement to obtain enough cash to cover its operating cash flow deficits on a monthly basis.
For more information on transactions with Dutchess during the three month period ending March 31, 2006, please see Note 3 - Notes payable.
Although no assurance may be given that it will be able to do so, the Company expects to be able to continue to access funds under this arrangement to help it fund near-term and long-term sales and marketing efforts, and to cover cash flow deficiencies.

The  Company's  strategic  initiatives  for  2006  include:
-  Capitalize  on  existing  enterprise  sales  opportunities
-  Cultivate  and  capitalize  on  indirect  sales  channels
-  Enhance  our  marketing  effort to support direct and indirect sales channels
- Bundle our products with ancillary products and services to enhance revenue opportunities
-  Develop  and  sell  a  device  that  functions on multiple wireless protocols
-  Form  an  advisory  board  with relevant industry expertise and relationships
- Execute on a strategic acquisition that is scalable and complementary to our existing business

The Report of the Company's Independent Registered Public Accounting Firm on the Company's financial statements as of and for the year ended December 31, 2005 includes a "going concern" explanatory paragraph which means that the auditors expressed substantial doubt about the Company's ability to continue as a going concern. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of assets or the amounts of liabilities that might be necessary should the Company be unsuccessful in implementing these plans, or otherwise be unable to continue as a going concern.

2.  BASIS  OF  PRESENTATION

The accompanying unaudited condensed consolidated financial statements, which include the accounts of Nighthawk Systems, Inc. and its subsidiary PCT (collectively referred to herein as "the Company"), have been prepared in accordance with accounting principles generally accepted in the U.S. for interim financial information. In the opinion of management, all adjustments (consisting of only normal recurring items), which are necessary for a fair presentation have been included. The results for interim periods are not necessarily indicative of results that may be expected for any other interim period or for the full year. These condensed consolidated financial statements should be read in conjunction with the financial statements and notes thereto included in the Company's Annual Report on Form 10-KSB for 2005 filed with the Securities and Exchange Commission (the "SEC").

3.  SIGNIFICANT  ACCOUNTING  POLICIES

REVENUE  RECOGNITION
Revenue from product sales is recognized when all significant obligations of the Company have been satisfied. Revenues from equipment sales are recognized either on the completion of the manufacturing process, or upon shipment of the equipment to the customer, depending on the Company's contractual obligations. The Company occasionally contracts to manufacture items, bill for those items and then hold them for later shipment to customer-specified locations. The Company had no bill and hold sales at December 31, 2005 or March 31, 2006. Revenue related to airtime billing is recognized when the service is performed. Some customers pre-pay airtime on a quarterly or annual basis and the pre-paid portion is recorded as deferred revenue. Deferred revenue, included in accrued expenses on the balance sheet at March 31, 2006, is approximately $13,073.

PROVISION  FOR  DOUBTFUL  ACCOUNTS

The Company reviews accounts receivable periodically for collectibility and establishes an allowance for doubtful accounts and records bad debt expense when deemed necessary.

CONCENTRATIONS

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of trade accounts receivable. Receivables arising from sales to customers are not collateralized and, as a result, management continually monitors the financial condition of its customers to reduce the risk of loss. At March 31, 2006, the Company had approximately $79,410 in accounts receivable, net of the allowance for doubtful accounts. Approximately $34,000 of this balance was from three customers, which was collected subsequent to March 31, 2006.

During the three months ended March 31, 2006, the Company had three individual customers that accounted for approximately 36% of total revenue. Each of theses three customers accounted for 10% to 14% of total revenue. During the three months ended March 31, 2005, one customer accounted for approximately 46% of total revenue.

During the three months ended March 31, 2006, three suppliers accounted for approximately 67% of the Company's purchases of pre-manufactured component materials.

INVENTORIES

Inventories consist of parts and pre-manufactured component materials and finished goods. Inventories are valued at the lower of cost or market using the first-in, first-out (FIFO) method.

PROPERTY  AND  EQUIPMENT

Property and equipment are recorded at cost. Depreciation is recorded using the straight-line method over the estimated useful lives of five to seven years. Maintenance and repairs are expensed as incurred and improvements are capitalized. Upon sale or retirement of assets, the cost and related accumulated depreciation or amortization is eliminated from the respective accounts and any resulting gains or losses are reflected in operations.

INTANGIBLE  ASSETS

Intangible assets include patent costs and are stated at cost. If the patents are granted, the Company will then begin to amortize the patents over the shorter of the lives of the patents or the estimated useful lives using the straight-line method. The Company reviews these and any other long-lived assets for impairment whenever events or changes in circumstances indicate their carrying amounts may not be recoverable. Recoverability of an asset to be held and used is measured by a comparison of the carrying amount of the asset to future undiscounted cash flows expected to be generated by the asset. If the asset is considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Based on its review, management does not believe that any impairment of intangible or other long-lived assets exists at March 31, 2006.

INCOME  TAXES

Deferred tax assets and liabilities are recorded for the estimated future tax effects of temporary differences between the tax basis of assets and liabilities and amounts reported in the accompanying balance sheets, and for operating loss and tax credit carry forwards. The change in deferred tax assets and liabilities for the period measures the deferred tax provision or benefit for the period. Effects of changes in enacted tax laws on deferred tax assets and liabilities are reflected as adjustments to the tax provision or benefit in the period of enactment. The Company's deferred tax assets have been completely reduced by a valuation allowance because management does not believe realization of the deferred tax assets is sufficiently assured at the balance sheet date.

NET  LOSS  PER  SHARE

Basic net loss per share is computed by dividing the net loss applicable to common stockholders by the weighted-average number of shares of common stock outstanding for the year. Diluted net loss per share reflects the potential dilution that could occur if dilutive securities were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company, unless the effect of such inclusion would reduce a loss or increase earnings per share. For the quarter ended March 31, 2006 and the year ended December 31, 2005, the effect of the inclusion of dilutive shares would have resulted in a decrease in loss per share. Accordingly, the weighted average shares outstanding have not been adjusted for dilutive shares.

USE  OF  ESTIMATES

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

STOCK-BASED  COMPENSATION

During the first quarter of fiscal 2006, the Company adopted the provisions of, and accounts for stock-based compensation in accordance with, the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 123
- revised 2004 ("SFAS 123R") "Share-Based Payment" which replaced Statement of Financial Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation" and supersedes APB Opinion No. 25 ("APA 25"), "Accounting for Stock Issued to Employees". Under the fair value recognition provisions of this statement, stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense on a straight-line basis over the requisite service period, which is the vesting period. The Company elected the modified-prospective method, under which prior periods are not revised for comparative purposes. The valuation provisions of SFAS 123R apply to new grants and to grants that were outstanding as of the effective date and are subsequently modified.

4.  NOTES  PAYABLE

At March 31, 2006, notes payable consist of the following:
Related parties:
Note payable, officer; unsecured; interest at prime rate plus 5.5% (12.24% at March 31, 2006); due on demand             $    9,554
Note payable, officer; unsecured; interest at 23.99%, revolving                                                               4,393
                                                                                                                         -----------
                                                                                                                         $   13,947
                                                                                                                         ===========

Other:
Convertible note payable to stockholder, 8% interest rate, in default as of the date of this report (1)                  $  160,000
Notes payable to stockholder, 8% interest rate, in default as of the date of this report (1)                                165,000
Unsecured note with a financial institution, 17.24% interest rate, revolving                                                 17,222
Note payable, $198,000 face amount, no stated interest rate but with an implied annual rate of 41.09%,
  due December 12, 2006 (2)                                                                                                  39,100
                                                                                                                         -----------
                                                                                                                         $  381,322
                                                                                                                         ===========

Long Term:
Convertible debenture, 5% interest rate, due December, 2010                                                              $  500,000
Convertible debenture, 10% interest rate, due December,  2009                                                             1,419,836
Convertible debenture, 10% interest rate, due March, 2011                                                                   185,000
                                                                                                                         -----------
                                                                                                                         $2,104,836
                                                                                                                         ===========

1) Based on discussions with the shareholder, who is a former board member, the Company does not expect to receive a notice of default and to have the notes called by the holder. However, no assurance may be give that this will be the case.

On January 9, 2006, Dutchess loaned the Company $245,000. The note had no stated interest rate but had a face amount of $294,000 and matured on January 9, 2007. Dutchess was issued 653,000 incentive shares of unregistered common stock valued by the Company at $45,710 for the note, which was secured by put notices. During the three month period ending March 31, 2006, Dutchess exercised put notices valued at $294,000 to pay off the note and was issued 3,477,247 shares of common stock as a result.

On February 8, 2006, Dutchess loaned the Company $205,000 in exchange for a convertible debenture that was due February 8, 2011. Dutchess was issued 615,000 incentive shares of unregistered common stock valued by the Company at $58,770 for the debenture, which was secured by put notices. The debenture contained a clause calling for an early redemption penalty of 20%. During the three month period ending March 31, 2006, Dutchess exercised put notices valued at $246,000 to pay off the debenture and the redemption penalty, and was issued 2,429,107 shares of common stock as a result. The Company recorded the redemption penalty as interest expense, and also recorded $68,333 in interest expense during the period related to the beneficial conversion feature of the debenture. On March 16, 2006, Dutchess loaned the Company $185,000 in exchange for a convertible debenture that is due March 16, 2011. Dutchess was issued 444,000 incentive shares of unregistered common stock valued by the Company at $44,400 for the debenture, which is secured by put notices. The debenture contains a clause calling for an early redemption penalty of 20%.

In addition to the activity discussed about, during the three month period ending March 31, 2006, Dutchess exercised puts valued at $540,358 to pay off three notes and one debenture, plus all related interest, that had been outstanding at December 31, 2005, and exercised puts valued at $135,835 to pay down a note that had been outstanding at December 31, 2005. Dutchess was issued 6,708,720 shares as a result of these transactions. The Company recorded $98,500 in interest expense on these notes and debentures during the period, as well as $83,908 in interest expense related to the beneficial conversion feature of the debenture.

In total, the Company recognized a total of $153,269 in interest expense related to the beneficial conversion feature of debentures outstanding during the period.

On April 19, 2006, Dutchess loaned the Company $165,000 in exchange for a convertible debenture that is due April 19, 2011. Dutchess was issued 366,666 incentive shares of unregistered common stock valued by the Company at $33,000 for the debenture, which is secured by put notices. The debenture contains a clause calling for an early redemption penalty of 20%.
On May 17, 2006, Dutchess loaned the Company $130,000 in exchange for a convertible debenture that is due May 17, 2011. Dutchess was issued 690,000 incentive shares of unregistered common stock valued by the Company at $41,400 for the debenture, which is secured by put notices. The debenture contains a clause calling for an early redemption penalty of 20%.
Subsequent to March 31, 2006, Dutchess has exercised five puts valued at $97,288 in order to pay off the note due December 12, 2006, and to pay down the debentures issued in December 2005 and March 2006. The Company issued Dutchess 1,414,713 shares of common stock as a result.

5.  STOCKHOLDERS'  DEFICIT

COMMON  STOCK
During the quarterly period ending March 31, 2006, the Company issued 4,925,000 unregistered shares of common stock to consultants for services to be performed. The Company recognized $177,000 in expense related to these contracts during the period, and has recorded an additional $60,000 in prepaid expense related to one of the contracts as of March 31, 2006. The Company also issued 850,000 unregistered shares of common stock to a consultant for $35,000 in services rendered in 2004 and 2005.